AGREEMENT AND PLAN OF MERGER

                     BY AND AMONG

              ARI NETWORK SERVICES, INC.,

            NETWORK DYNAMICS INCORPORATED,

        MR. R. GALE KING AND MR. K. SHAE MURPHY


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                   TABLE OF CONTENTS
                                                              Page
ARTICLE I - THE MERGER                                          1

SECTION 1.1.  THE MERGER                                        1
SECTION 1.2.  EFFECTIVE TIME OF THE MERGER                      2

ARTICLE II - THE SURVIVING CORPORATION                          2

SECTION 2.1.  ARTICLES OF INCORPORATION                         2
SECTION 2.2.  BY-LAWS                                           2
SECTION 2.3.  EFFECT OF THE MERGER                              2
SECTION 2.4.  DIRECTORS                                         2
SECTION 2.5.  OFFICERS                                          2

ARTICLE III - CONVERSION OF SHARES                              3

SECTION 3.1.  DETERMINATION OF TOTAL NDI VALUE                  3
SECTION 3.2.  CONVERSION OF NDI SHARES IN THE MERGER            4
SECTION 3.3.  CAPITAL STOCK OF THE CORPORATION                  6
SECTION 3.4.  NO FRACTIONAL SECURITIES                          6
SECTION 3.5.  ADJUSTMENTS TO STOCK CONSIDERATION                6
SECTION 3.6.  DISSENTERS' RIGHTS                                6
SECTION 3.7.  CERTIFICATE LEGENDS                               7
SECTION 3.8.  SURRENDER OF CERTIFICATES.                        7
SECTION 3.9.  NO FURTHER OWNERSHIP RIGHTS IN NDI COMMON STOCK   9
SECTION 3.10.  LOST, STOLEN OR DESTROYED CERTIFICATES          10
SECTION 3.11.  CLOSING                                         10

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE CORPORATION 13

SECTION 4.1.  ORGANIZATION AND QUALIFICATION                   13
SECTION 4.2.  CAPITALIZATION                                   13
SECTION 4.3.  AUTHORITY; NON-CONTRAVENTION; APPROVALS          14
SECTION 4.4.  SECURITIES REPORTS AND FINANCIAL STATEMENTS      15
SECTION 4.5.  ABSENCE OF LITIGATION                            15
SECTION 4.6.  DEFINITION OF KNOWLEDGE OF CORPORATION           15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF NDI
            PRINCIPAL SHAREHOLDERS                             16

SECTION 5.1.  TITLE TO SHARES                                  16
SECTION 5.2.  AUTHORITY                                        16
SECTION 5.3.  SHAREHOLDER AGREEMENTS                           17
SECTION 5.4.  INVESTMENT PURPOSE                               17

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF NDI             17

SECTION 6.1.  ORGANIZATION AND QUALIFICATION                   17
SECTION 6.2.  CAPITALIZATION                                   18
SECTION 6.3.  EQUITY INTERESTS                                 18
SECTION 6.4.  AUTHORITY; NON-CONTRAVENTION; APPROVALS          19
SECTION 6.5.  FINANCIAL STATEMENTS                             20
SECTION 6.6.  ABSENCE OF UNDISCLOSED LIABILITIES               20
SECTION 6.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS             20
SECTION 6.8.  ABSENCE OF LITIGATION                            21
SECTION 6.9.  NO VIOLATION OF LAW                              21
SECTION 6.10.  TAXES                                           21
SECTION 6.11.  EMPLOYEE BENEFITS PLANS; ERISA                  22

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SECTION 6.12.  EMPLOYEES                                       23
SECTION 6.13.  LABOR CONTROVERSIES                             23
SECTION 6.14.  TITLE TO AND CONDITION OF ASSETS                23
SECTION 6.15.  REAL ESTATE                                     24
SECTION 6.16.  PRODUCT WARRANTIES                              24
SECTION 6.17.  INTELLECTUAL PROPERTY                           25
SECTION 6.18.  CUSTOMIZATION PROJECTS                          27
SECTION 6.19.  CONTRACTS AND OTHER AGREEMENTS                  28
SECTION 6.20.  INSURANCE                                       28
SECTION 6.21.  CUSTOMERS; SUPPLIERS                            29
SECTION 6.22.  ACCOUNTS; SAFE DEPOSIT BOXES                    29
SECTION 6.23.  YEAR 2000 COMPLIANCE                            29
SECTION 6.24.  PROXY STATEMENT                                 29
SECTION 6.25.  NDI SHAREHOLDER APPROVAL                        30
SECTION 6.26.  BOARD RECOMMENDATION                            30
SECTION 6.27.  STATE TAKEOVER STATUTES                         30
SECTION 6.28.  BROKERS AND FINDERS                             30
SECTION 6.29.  PAYMENTS                                        30
SECTION 6.30.  TRANSACTIONS WITH AFFILIATES                    30
SECTION 6.31.  NO MATERIAL ADVERSE CHANGE                      30
SECTION 6.32.  WARRANTIES TRUE AND CORRECT                     31
SECTION 6.33.  DEFINITION OF KNOWLEDGE OF NDI                  31

ARTICLE VII - MATTERS PENDING THE MERGER                       31

SECTION 7.1.  CONDUCT OF BUSINESS BY NDI PENDING THE MERGER    31
SECTION 7.2.  CONTROL OF NDI'S OPERATIONS                      33
SECTION 7.3.  ACQUISITION TRANSACTIONS                         33
SECTION 7.4.  RELATED PARTY TRANSACTIONS                       34
SECTION 7.5.  COVENANTS OF NDI PRINCIPAL SHAREHOLDERS          34
SECTION 7.6.  FORT DEARBORN PARTNERS                           34

ARTICLE VIII - ADDITIONAL AGREEMENTS                           35

SECTION 8.1.  ACCESS TO INFORMATION                            35
SECTION 8.2.  SHAREHOLDERS' APPROVAL                           36
SECTION 8.3.  EXPENSES AND FEES                                36
SECTION 8.4.  AGREEMENT TO COOPERATE                           37
SECTION 8.5.  PUBLIC STATEMENTS                                37
SECTION 8.6.  NOTIFICATION OF CERTAIN MATTERS                  37
SECTION 8.7.  EXECUTION OF ADDITIONAL DOCUMENTS                37
SECTION 8.8.  RISK OF LOSS                                     37
SECTION 8.9.  TAX-FREE TREATMENT OF MERGER                     38
SECTION 8.10. RETENTION OF EMPLOYEES OF NDI AND PSE            38
SECTION 8.11.  SALE OF SHARES PURSUANT TO SECURITIES ACT       38
SECTION 8.12.  PERSONAL OBLIGATIONS OF NDI OFFICERS AND
               DIRECTORS                                       39
SECTION 8.13.  ESCROW AGREEMENT                                39
SECTION 8.14.  COMPLIANCE WITH SECURITIES LAWS                 39

ARTICLE IX - CONDITIONS                                        39

SECTION 9.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO
              EFFECT THE MERGER                                39
SECTION 9.2.  ADDITIONAL CONDITIONS TO OBLIGATION OF
              NDI TO EFFECT THE MERGER                         40
SECTION 9.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF
              THE CORPORATION TO EFFECT THE MERGER             41
ARTICLE X - INDEMNITY                                          42

SECTION 10.1.  ESCROW FUND                                     42

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SECTION 10.2.  INDEMNIFICATION                                 43
SECTION 10.3.  ESCROW PERIOD; RELEASE FROM ESCROW              44
SECTION 10.4.  CLAIMS UPON ESCROW FUND                         45
SECTION 10.5.  OBJECTIONS TO CLAIMS                            46
SECTION 10.6.  RESOLUTION OF CONFLICTS AND ARBITRATION         46
SECTION 10.7.  SHAREHOLDER REPRESENTATIVE                      47
SECTION 10.8.  ACTIONS OF THE SHAREHOLDER REPRESENTATIVE       48
SECTION 10.9.  THIRD PARTY CLAIMS RESULTING IN
               INDEMNIFICATION CLAIM                           48
SECTION 10.10. INDEMNIFICATION OF NDI AND THE NDI
               SHAREHOLDERS                                    48
SECTION 10.11. PROCEDURE RELATIVE TO INDEMNIFICATION
               FROM PERSONS OTHER THAN ESCROW FUND             49
SECTION 10.12.  EFFECT OF INSURANCE                            51
SECTION 10.13  BASKET                                          51
SECTION 10.14  NO OFFSET AGAINST PRINCIPALS' AGREEMENTS        51
SECTION 10.15  TREATMENT OF INDEMNITY PAYMENTS                 51
SECTION 10.16  SURVIVING CORPORATION                           51

ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER                 51

SECTION 11.1.  TERMINATION                                     51
SECTION 11.2.  EFFECT OF TERMINATION                           52
SECTION 11.3.  AMENDMENT                                       52
SECTION 11.4.  WAIVER                                          53

ARTICLE XII - GENERAL PROVISIONS                               53

SECTION 12.1.  DISCLOSURE SCHEDULES                            53
SECTION 12.2.  NOTICES                                         53
SECTION 12.3.  INTERPRETATION                                  54
SECTION 12.4.  MISCELLANEOUS                                   54
SECTION 12.5.  COUNTERPARTS                                    55
SECTION 12.6.  PARTIES IN INTEREST                             55
SECTION 12.7.  DISCLOSURE SCHEDULES AND EXHIBITS               55
SECTION 12.8.  SEVERABILITY                                    55
SECTION 12.9.  REMEDIES CUMULATIVE                             55
SECTION 12.10.  RULES OF CONSTRUCTION                          55
SECTION 12.11.  SURVIVAL OF SERVICES AGREEMENT                 56

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                   LIST OF EXHIBITS


     Exhibit 1.2                      Articles of Merger
     Exhibit 3.11(b)(vi)              Opinion from NDI Counsel
     Exhibit 3.11(b)(viii)(A)(B)      Principals' Agreements
     Exhibit 3.11(b)(x)               Investor Statement
     Exhibit 3.11(b)(xi)              Escrow Agreement
     Exhibit 3.11(c)                  Opinion from Corporation Counsel
     Exhibit 6.5                      Financial Statements
     Exhibit 7.6                      Necessary Creditors

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             AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER is made and entered into this 21st day of April, 1999 by and among ARI NETWORK SERVICES, INC., a Wisconsin corporation
(the "Corporation"), NETWORK DYNAMICS INCORPORATED, a
Virginia corporation ("NDI"), MR. R. GALE KING AND MR.
K. SHAE MURPHY (individually, a "NDI Principal
Shareholder" and collectively, the "NDI Principal
Shareholders").

                   R E C I T A L S:

     WHEREAS, the respective Boards of Directors of the Corporation and NDI have each determined that the merger of NDI with and into the Corporation (the
"Merger") is consistent with and in furtherance of the long-term business strategy of the Corporation and NDI and is in the best interests of the Corporation and NDI and their respective shareholders;

     WHEREAS, the respective Boards of Directors of the Corporation and NDI have each approved the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section
368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the NDI Principal Shareholders are the holders of seventy-six and 08/100 percent (76.08%) of the issued and outstanding common stock, no par value, of NDI (the "NDI Common Stock"), will financially benefit from the consummation of the Merger and are entering into this Agreement to set forth their agreement to vote their shares of NDI Common Stock in favor of the Merger and certain additional agreements, covenants, representations and warranties.

     NOW, THEREFORE, in consideration of the
representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                       ARTICLE I

                      THE MERGER

     SECTION 1.1.  The Merger.  Upon the terms and
subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2, below), NDI shall be merged with and into the Corporation and the separate corporate existence of NDI shall thereupon cease. The Corporation shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The
Surviving Corporation shall continue its existence under by the laws of the State of Wisconsin.

     SECTION 1.2.  Effective Time of the Merger.  The
Merger shall become effective at such time (the
"Effective Time") as shall be stated in the Articles of Merger, the form of which is attached hereto as Exhibit 1.2, to be filed with the Secretary of State of the Commonwealth of Virginia and the Department of Financial Institutions of the State of Wisconsin (the
"Merger Filings") in accordance with the Virginia Stock
Corporation Act (the "VSCA") and the Wisconsin Business
Corporation Law ("WBCL"). The Merger Filings shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 3.11, below) of the transactions contemplated by this Agreement.

                      ARTICLE II

               THE SURVIVING CORPORATION

     SECTION 2.1.  Articles of Incorporation.  The
Articles of Incorporation of the Corporation in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless and until amended or repealed in accordance with the provisions thereof and the WBCL.

     SECTION 2.2.  By-Laws.  The By-Laws of the
Corporation in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, unless and until amended or repealed in accordance with the provisions thereof and the WBCL.

     SECTION 2.3.  Effect of the Merger.  At the
Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of NDI and the Corporation shall vest in the Surviving Corporation, all debts, liabilities and duties of NDI and the Corporation shall become the debts, liabilities and duties of the Surviving
Corporation in the same manner as if the Surviving
Corporation had itself incurred them and the separate corporate existence of the Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth herein.

     SECTION 2.4.  Directors.  From and after the
Effective Time, the directors of the Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, until their successors are duly elected or appointed.

     SECTION 2.5.  Officers.  From and after the
Effective Time, the officers of the Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, until their successors are duly elected or appointed.

                      ARTICLE III

                 CONVERSION OF SHARES

     SECTION 3.1.  Determination of Total NDI Value.
For purposes of this Agreement, "Total NDI Value" means
Three Million Four Hundred Thousand Dollars
($3,400,000) minus the sum of all liabilities of NDI determined as of the Closing Date (as defined in Section 3.1(a), below) in accordance with generally accepted accounting principles in the United States consistently applied ("GAAP") plus the Additional
Unearned Revenue (as defined in Section 3.1(a), below).
The Total NDI Value shall be determined as follows:

     (a)  Keiter & Stephens (the "Corporation's
Accountants") shall prepare a balance sheet of NDI as of the Closing Date (the "Closing Date Balance Sheet") in accordance with GAAP. The Corporation shall deliver the Closing Date Balance Sheet to the Shareholder
Representative (as defined in Section 10.7, below) and NDI within sixty (60) days after the Closing Date. The
Closing Date Balance Sheet shall be accompanied by a report (the "Report") of the Corporation's Accountants
(i) setting forth the Total NDI Value, (ii) setting forth the amount of liability of NDI owed to the Corporation as of the Closing Date attributable to the letter agreement dated October 29, 1998 between the Corporation and NDI (the "ARI Liability"), (iii) setting forth the closing costs incurred by NDI that were approved by the Corporation in connection with the Merger to the extent such costs are not included in the ARI Liability (the "Closing Costs"), (iv) setting forth the amount, if any, by which the liabilities of NDI as reflected on the Closing Date Balance Sheet exceeds the liabilities of NDI that would be reflected on the Closing Date Balance Sheet if the Corporation's
Accountants would apply the accounting method to record unearned revenue that has been historically used by NDI
(the "Additional Earned Revenue"), which historical method records as earned revenue at the time of the sale of software seventy percent (70%) of the payments to be made by a customer for the purchase and maintenance of the software, and records as earned revenue the remaining thirty percent (30%) of such payments in equal installments over the twelve (12) month period following the sale, and (v) certifying that the Closing Date Balance Sheet has been prepared, and the determination of the Total NDI Value, the ARI
Liability, the Closing Costs and the Additional
Unearned Revenue have been made, in accordance with GAAP and this Section 3.1.

     (b)  Following the delivery of the Closing Date
Balance Sheet, the Shareholder Representative and NDI may review the Closing Date Balance Sheet and the Report. To facilitate such review of the Closing Date
Balance Sheet, the Corporation shall provide the Shareholder Representative, NDI and their respective representatives with copies of any work papers, schedules and other documents prepared or utilized by the Corporation's Accountants in connection with their determination of Total NDI Value, the Letter Agreement, the Closing Costs and the Additional Unearned Revenue and the preparation of the Closing Date Balance Sheet.
Such work papers, schedules and other documents shall be made available to the Shareholder Representative and NDI as soon as practicable following any request therefor.

     (c)  The determination by the Corporation's
Accountants of the Total NDI Value, the ARI Liability, the Closing Costs and the Additional Unearned Revenue shall be final and binding on the Corporation, the Shareholder Representative, the NDI
Shareholders (as defined in Section 3.6, below) and NDI unless, within thirty (30) days after the date the Corporation has delivered the Closing Date Balance Sheet and such work papers, schedules and documents as the Shareholder
Representative or NDI may request pursuant to Section
3.1(b), above, to the Shareholder Representative and NDI, the Shareholder Representative shall have given written notice of any disagreement or objection (a
"Notice of Objection") to the Corporation with respect to any item on the Closing Date Balance Sheet or the calculation of the Total NDI Value, the ARI Liability, the Closing Costs and/or the Additional Unearned
Revenue. The Notice of Objection shall state in reasonable detail the nature of the Shareholder
Representative's disagreement(s) and/or objection(s) and the Shareholder Representative shall provide to the Corporation, upon request, all of the work papers, schedules and documents prepared or utilized by the Shareholder Representative in connection with the disagreements and/or objections. After the delivery of any Notice of Objection, the Shareholder Representative and the Corporation shall consult with each other and their respective representatives with respect to the disagreement(s) and/or objection(s). If the
Shareholder Representative and the Corporation are unable to reach agreement with respect to the matter or matters in dispute within twenty (20) days after the Notice of Objection has been given, the dispute shall be resolved by the Richmond, Virginia office of Deloitte & Touche LLP (the "Resolving Accounting
Firm"). The Corporation and their representatives, and the Shareholder Representative, the NDI Principal
Shareholders, NDI and their representatives, shall cooperate fully with the Resolving Accounting Firm.
The Shareholder Representative, the NDI Principal
Shareholders, NDI and the Corporation shall give, and shall cause their respective representatives to give, the Resolving Accounting Firm and its representatives such assistance and access to the assets and books and records of NDI and any applicable work papers, schedules and other documents, as the Resolving
Accounting Firm shall reasonably request. The resolution of the disagreement(s) and/or objection(s) by the Resolving Accounting Firm shall be final and binding on the Corporation, the Shareholder
Representative, NDI and the NDI Shareholders. The fees and expenses of the Resolving Accounting Firm shall be borne equally by the Corporation and the NDI Principal
Shareholders (with the NDI Principal Shareholders' portion being funded from the Escrow Fund, as defined in Section 3.8(b), below). For the purpose of funding such fees and expenses, the Corporation Common Stock
(as defined in Section 3.2(a), below) in the Escrow
Fund shall be valued at the Corporation Stock Value, regardless of any increase or decrease in the value of Corporation Common Stock after the Closing, provided that such value shall be adjusted in the event of a change listed in Section 10.1(c), below.

     SECTION 3.2.  Conversion of NDI Shares in the
Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of NDI Common Stock:

     (a) Each share of NDI Common Stock issued and outstanding immediately prior to the Effective Time, other than NDI Common Stock held in treasury by NDI
(the "NDI Shares"), shall be converted into the right to receive upon the final determination of the Total
NDI Value as set forth in Section 3.1, above, that number of shares of common stock, $0.001 par value, of the Corporation (the "Corporation Common Stock") equal in value to the quotient of (i) the Total NDI Value divided by (ii) the total number of NDI Shares, subject to adjustment as provided in

Section 3.2(b), below, and the provisions relating to the Escrow Fund (the "Stock Consideration").
With respect to the Stock Consideration, the value of the Corporation Common Stock shall be calculated based on the average closing sale price per share of Corporation Common Stock on the NASDAQ National Market for the 20 business days ending on the last business day prior to the Closing Date, as reported on the NASDAQ.com website or, if not reported thereby, in another authoritative source (the
"Corporation Stock Value").  No fractional shares of
Corporation Common Stock shall be issued, and, in lieu thereof, a Fractional Share Payment (as defined in Section 3.4, below) shall be made. The sum of (i) the Stock Consideration multiplied by the number of NDI
Shares, plus (ii) the Fractional Share Payments shall collectively be referred to herein as the "Merger
Consideration".

     (b) Within two (2) business days after the final determination of the Total NDI Value pursuant to
Section 3.1, above, the Corporation shall compute the Stock Consideration, subject to the following adjustments and limitations. If the sum of all liabilities reflected on the Closing Date Balance Sheet minus the ARI Liability minus the Closing Costs minus the Additional Unearned Revenue (such difference being defined hereunder as the "Adjusted Liabilities") is (i) equal to or less than Two Million Seven Hundred
Thousand Dollars ($2,700,000), then at least Five
Hundred Fifty Thousand (550,000) shares of Corporation
Common Stock shall be issued as Stock Consideration in the aggregate, and the Stock Consideration (on a per NDI Share basis) shall be adjusted accordingly, or (ii) greater than Two Million Seven Hundred Thousand Dollars
($2,700,000), then the minimum number of shares of Corporation Common Stock that shall be issued as Stock
Consideration in the aggregate shall equal (A) Five
Hundred Fifty Thousand (550,000) minus (B) a quotient
(rounded down to the nearest whole number), the numerator of which shall equal the Adjusted Liabilities minus Two Million Seven Hundred Thousand Dollars
($2,700,000), and the denominator of which shall equal the Corporation Stock Value, and the Stock
Consideration (on a per NDI Share basis) shall be adjusted accordingly. Notwithstanding Sections 3.1 and 3.2, hereof, if the total number of shares of Corporation Common Stock that would be issued as Stock
Consideration as a result of Sections 3.1 and 3.2, hereof, (i) would exceed Eight Hundred Thousand
(800,000) shares, then the total number of shares of Corporation Common Stock that shall be issued as Stock
Consideration shall equal Eight Hundred Thousand
(800,000) shares and the Stock Consideration (on a per NDI Share basis) shall be adjusted accordingly, or (ii) would be less than Four Hundred Fifty Thousand
(450,000) shares, then the total number of shares of Corporation Common Stock that shall be issued as Stock
Consideration shall equal Four Hundred Fifty Thousand
(450,000) shares and the Stock Consideration (on a per NDI Share basis) shall be adjusted accordingly. Within the two (2) day period set forth above, each NDI Share shall receive a number of shares of Corporation Common
Stock equal to the Stock Consideration.

     (c)  Each share of NDI Common Stock held in
treasury by NDI immediately prior to the Effective
Time, if any, shall be canceled and extinguished and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (d) No share of NDI Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 3.2 after the Effective
Time. From and after the Effective Time, all outstanding shares of NDI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Until surrendered to the Corporation, each outstanding certificate which, immediately prior to the Effective Time, represented
NDI Shares (the "NDI Certificates") shall, after the
Effective Date, be deemed for all purposes to represent the right only to receive the Merger Consideration in the manner set forth herein, and shall not represent any right as a shareholder of NDI.

     SECTION 3.3.  Capital Stock of the Corporation.
Each share of Corporation Common Stock issued and outstanding as of the Effective Time shall remain outstanding and such shares shall not be changed or converted by virtue of the Merger.

     SECTION 3.4.  No Fractional Securities.  No
certificates representing fractional shares of
Corporation Common Stock shall be issued in the Merger.
In lieu of any such fractional shares, each holder of NDI Common Stock, who would otherwise have been entitled to receive a fractional share of Corporation
Common Stock upon surrender of NDI Certificates for exchange pursuant to this Article III, shall be entitled to receive from the Corporation one share of Corporation Common Stock (the "Fractional Share
Payment").

     SECTION 3.5.  Adjustments to Stock Consideration.
The Stock Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Corporation Common Stock or NDI Common Stock), reorganization, recapitalization or any like change with respect to Corporation Common
Stock or NDI Common Stock occurring after the date hereof and prior to the Effective Time.

     SECTION 3.6.  Dissenters' Rights.  Notwithstanding
anything to the contrary contained in this Agreement, any shares ("Dissenting Shares") of NDI Common Stock which are held by any holder of NDI Shares ("NDI
Shareholder") who has properly asserted his or its dissenter's rights under the VSCA (a "Dissenting
Shareholder") prior to the Effective Time shall not be converted in the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the VSCA.
NDI shall give the Corporation prompt notice of any demand received by NDI to require NDI to purchase shares of NDI Common Stock, and the Corporation shall have the right to direct and participate in all negotiations and proceedings which respect to such demand. NDI agrees that, except with the prior written consent of the Corporation, or as required under the VSCA, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each Dissenting Shareholder who, pursuant to the VSCA, becomes entitled to payment of the fair value for shares of NDI Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, the Corporation shall issue and deliver, upon surrender by such NDI
Shareholder of a certificate or certificates representing shares of NDI Common Stock, the Merger
Consideration to which such NDI Shareholder would otherwise be entitled under this Article III, less the Merger Consideration allocable to such NDI Shareholder that has been deposited in the Escrow Fund (as defined in Section 3.8(b), below) in respect of such shares of NDI Common Stock pursuant to Section 3.8(i) and Section
10.1 hereof.

     SECTION 3.7.  Certificate Legends.  The shares of
Corporation Common Stock to be issued pursuant to this
Article III shall not have been registered and shall be characterized as "restricted securities" under the Federal Securities Laws, and under such laws such shares may be resold without registration under Rule
144 of the Securities Act of 1933, as amended (the
"Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of Corporation Common Stock to be issued pursuant to this
Article III shall bear the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE
     HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE
     NOT BEEN REGISTERED UNDER THE SECURITIES ACT
     OF 1933.  SUCH SHARES MAY NOT BE SOLD OR
     OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH
     REGISTRATION WITHOUT AN EXEMPTION UNDER THE
     SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL
     REASONABLY ACCEPTABLE TO THE CORPORATION THAT
     SUCH REGISTRATION IS NOT REQUIRED."

and any legends required by state securities laws.

     SECTION 3.8.  Surrender of Certificates.

     (a) Exchange Agent. Firstar Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b)  Corporation to Provide Corporation Common
Stock and Certain NDI Certificates.  Promptly after the
Effective Time, the Corporation shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Article III through such reasonable procedures as the Corporation may adopt, (i) certificates evidencing the shares of Corporation
Common Stock issuable pursuant to this Article III in exchange for NDI Shares, less the number of shares of Corporation Common Stock to be deposited into the Escrow Fund (the "Escrow Fund") pursuant to the requirements of Section 3.8(i) and Section 10.1, below
(the "Exchange Fund"), and (ii) NDI Certificates representing the NDI Shares issued pursuant to the 4:1 stock split that have not been certificated. For purposes of Section 3.8(c), below, each NDI Certificate delivered by the Corporation to the Escrow Agent shall be deemed to be held by the NDI Shareholder to whom the NDI Shares represented by such NDI Certificate were issued pursuant to the stock split.

     (c)  Exchange Procedures.  Promptly after the
Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a NDI
Certificate or Certificates, whose shares were converted into the right to receive shares of Corporation Common Stock pursuant to this Article III,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the NDI Certificates shall pass, only upon receipt of the NDI Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Corporation may reasonably specify), (ii) such other customary documents as may be required pursuant to such instructions, and (iii) instructions for use in effecting the surrender of the NDI Certificates in exchange for certificates representing shares of Corporation Common Stock. Upon surrender of a NDI Certificate for cancellation to the Exchange Agent or to such other agent or agent as may be appointed by Corporation, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such NDI Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Corporation
Common Stock determined in accordance with Article III, above, less the number of shares of Corporation Common
Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 3.8(i) and Section
10.1, below, and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 3.8(d), below, and the NDI Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding NDI Certificate that, prior to the Effective Time, represented shares of NDI
Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Corporation Common Stock into which such shares of NDI Common Stock shall have been so converted.

     (d)  Distributions With Respect to Unexchanged
Shares. No dividends or other distributions with respect to Corporation Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered NDI Certificate with respect to the shares of Corporation Common Stock represented thereby until the holder of record of such NDI Certificate shall surrender such NDI Certificate. Subject to applicable law, following surrender of any such NDI
Certificate, there shall be paid to the record holder of the certificates representing whole shares of Corporation Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.8(d) with respect to such shares of Corporation Common
Stock).

     (e)  Transfers of Ownership.  At the Effective
Time, the stock transfer books of the NDI shall be closed and there shall be no further registration of transfers of NDI Common Stock thereafter on the records of NDI. If any certificate for shares of Corporation
Common Stock is to be issued in a name other than that in which the NDI Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the NDI Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Corporation or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Corporation Common Stock in any name other than that of the registered holder of the NDI
Certificate surrendered, or established to the satisfaction of Corporation or any agent designated by it that such tax has been paid or is not payable.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the NDI Shareholders one (1) year after the Effective Time shall be delivered to the Corporation, upon demand, and any NDI Shareholders who have not previously complied with this Section 3.8 shall thereafter look only to the Corporation for payment of their claim for the Merger
Consideration and any dividends or distributions with respect to Corporation Common Stock.

     (g) No Liability. Notwithstanding anything to the contrary in this Section 3.8, none of the Exchange
Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h)  Dissenting Shares.  The provisions of this
Section 3.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Corporation under this Section 3.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Sections 3.1 and 3.2 hereof.

     (i) Escrow. Within five (5) days of the final determination of the Merger Consideration pursuant to Sections 3.1 and 3.2, above, and subject to and in accordance with the provisions of Section 10.1 hereof, Corporation shall cause to be distributed to the Escrow
Agent (as defined in Section 10.1 hereof) a certificate or certificates representing shares of Corporation
Common Stock (which shall be registered in the name of the Escrow Agent as nominee for the NDI Principal
Shareholders) having an aggregate value (calculated based on the Corporation Stock Value) equal to Five
Hundred Thousand Dollars ($500,000) (the "Escrow
Shares"), which Escrow Shares otherwise would be issuable in exchange for NDI Shares owned by the NDI
Principal Shareholders pursuant to Section 3.2, above.
The Escrow Shares shall be beneficially owned by the NDI Principal Shareholders and such Escrow Shares shall be held in escrow and shall be available to compensate the Corporation against certain liabilities, costs and damages as provided in Section 10.1. To the extent not used for such purposes, such Escrow Shares shall be released, all as provided in Section 10.1 hereof.

     SECTION 3.9.  No Further Ownership Rights in NDI
Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of NDI Common
Stock in accordance with the terms hereof (including any dividends or distributions) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NDI Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of NDI Shares.
If, after the Effective Time, NDI Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

     SECTION 3.10.  Lost, Stolen or Destroyed
Certificates. In the event any NDI Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed NDI Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends and distributions) as may be required pursuant to Section 3.8, above, provided, however, that the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed NDI Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Corporation, the Surviving Corporation or the Exchange Agent with respect to the NDI Certificates alleged to have been lost, stolen or destroyed.

     SECTION 3.11.  Closing.

     (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of NDI in Williamsburg, Virginia, on April
30, 1999, or at such other time and place as agreeable to the Corporation and NDI (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

     (b)  At the Closing, NDI and/or the NDI Principal
Shareholders shall deliver, or cause to be delivered, the following, in form and substance satisfactory to the Corporation:

          (i)  A certificate of the President and the
     Vice President of Sales of NDI, in form and substance satisfactory to the Corporation, to the effect that NDI has performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of NDI contained in this Agreement are true and correct in all material respects
     (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date;

          (ii) A certificate of each of the NDI
     Principal Shareholders, in form and substance satisfactory to the Corporation, to the effect that such NDI Principal Shareholder has performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of such NDI
     Principal Shareholder contained in this Agreement are true and correct in all material respects
     (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties are so qualified shall be true in all respects) or and as of the date made and or and as of the Closing Date;

          (iii)     Constructive possession of all pass
     books, keys and other data of NDI, or articles required for access thereto, and the combinations for all safes, vaults and other places of safe keeping or storage of NDI;

          (iv) Constructive possession of the complete books and records relating to the business of NDI;

          (v)  A certificate from NDI, in a form
     reasonably satisfactory to the Corporation, setting forth true, complete and correct copies of the Articles of Incorporation and By-Laws of NDI, and all amendments thereto, together with a Certificate of Good Standing from the Virginia
     State Corporation Commission;

          (vi) An opinion from the law firm of Le Clair
     Ryan, a Professional Corporation, counsel to NDI and the NDI Principal Shareholders, dated the Closing Date, in substantially the form of Exhibit
     3.11(b)(vi) attached hereto;

          (vii)     A certificate from the Secretary of
     NDI, in a form reasonably satisfactory to the Corporation, setting forth the resolutions of the shareholders and the Board of Directors of NDI authorizing the execution of this Agreement and all agreements, documents and instruments to be executed in connection herewith (including the Ancillary Documents, as defined in Section 4.3(b), below) and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein, which Board of Directors resolutions shall have been adopted prior to the date of this Agreement;

          (viii)    An Employment Agreement and a
     Consulting Agreement, in forms attached hereto as Exhibits 3.11(b)(viii)(A) and (B) (the
     "Principals' Agreements"), executed by Messrs.
     Murphy and King, respectively;

          (ix) A signed Necessary Creditor Agreement
     (as defined in Section 7.6, below) from each of the Necessary Creditors (as defined in Section
     7.6, below);

          (x)  A signed Investor Representation
     Statement in the form attached hereto as Exhibit
     3.11(b)(x), (the "Investor Statement"), from each of the NDI Shareholders, each such Investor
     Statement being in full force and effect;

          (xi) An Escrow Agreement in the form attached hereto as Exhibit 3.11(b)(xi), (the "Escrow
     Agreement"), duly executed by NDI, the NDI
     Principal Shareholders and the Shareholder
     Representative;

          (xii)     Resignations of all incumbent
     officers and directors of NDI and PSE from their position as such;

          (xiii)    A written agreement between the NDI
     Principal Shareholders to terminate the Buy-Sell
     Agreement between them dated December 12, 1996
     (the "NDI Buy-Sell Agreement"), which termination shall be effective as of January 26, 1999; and

          (xiv)     Such other instruments or documents
     as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

     (c)  At the Closing, the Corporation shall
deliver, or cause to be delivered, the following, in form and substance satisfactory to NDI and the NDI
Principal Shareholders:

          (i)  A certificate of the Chairman of the
     Board and Chief Executive Officer or the Executive
     Vice President of the Corporation, in form and substance reasonably satisfactory to NDI, to the effect that the Corporation has performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date;

          (ii) A certificate from the Secretary of the Corporation, in a form reasonably satisfactory to NDI, setting forth the resolutions of the Board of Directors of the Corporation authorizing the execution of this Agreement and all agreements, documents and instruments to be executed in connection herewith (including the Ancillary
     Documents) and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein, which Board of Directors resolutions shall have been adopted prior to the date of this Agreement;

          (iii)     A legal opinion of Mark Koczela,
     Executive Vice President of Business Development of the Corporation, dated the Closing Date, in substantially the form of Exhibit 3.11(c) attached hereto;

          (iv) The Principals' Agreements, duly
     executed by the Corporation;

          (v)  The Escrow Agreement, duly executed by
     the Corporation and the Escrow Agent; and

          (vi) Such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

                      ARTICLE IV

            REPRESENTATIONS AND WARRANTIES
                  OF THE CORPORATION

     Except as disclosed in a document of even date herewith and delivered by the Corporation to NDI prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Corporation Disclosure Schedule"), the
Corporation represents and warrants to NDI and the NDI
Shareholders as of the date hereof as follows:

     SECTION 4.1.  Organization and Qualification.  The
Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Corporation is qualified to do business and is in good standing, where applicable, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Corporation, taken as a whole (a
"Corporation Material Adverse Effect"). True, accurate and complete copies of the Corporation's Amended and Restated Articles of Incorporation and

Amended and Restated By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to NDI. The Corporation is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 4.2.  Capitalization.  The authorized
capital stock of the Corporation consists of 25,000,000
shares of Corporation Common Stock, of which 5,597,051 shares were issued and outstanding as of April 8, 1999, and 1,000,000 shares of preferred stock, par value
$.001 per share, of which 20,350 shares were outstanding as of April 8, 1999. All of the issued and outstanding shares of Corporation Common Stock are, and all shares of Corporation Common Stock to be issued in connection with the Merger shall be, when issued, duly authorized, validly issued and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin
Business Corporation Law (the "WBCL")). In addition, the Corporation Common Stock to be issued as Stock
Consideration to the NDI Shareholders will not have been issued in violation of, and will not be subject to, any preemptive or subscription rights, and, except as described in Section 3.7, above, or Article X, below, will not be subject to any restrictions on transfer or contain or be imprinted with any legends.

     SECTION 4.3.  Authority; Non-Contravention; Approvals.

     (a) The Corporation has full corporate power and authority to enter into this Agreement and, subject to the making of the Merger Filings, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Corporation, and no other corporate proceedings on the part of the Corporation are necessary to authorize the execution and delivery of this Agreement or the consummation by the Corporation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Corporation, and, assuming the due authorization, execution and delivery hereof by NDI and the NDI Principal Shareholders, constitutes a valid and legally binding agreement of the Corporation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other laws generally affecting the rights of creditors and general principles of equity and applicable state or federal laws which may affect the availability of equitable remedies.

     (b) The execution and delivery of this Agreement, the Principals' Agreements, the Escrow Agreement, and the Investor Statement (the Principals' Agreements, the
Escrow Agreement and the Investor Statement are collectively referred to herein as the "Ancillary
Documents"), by the Corporation, as applicable, does not, and the performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby by the Corporation, as applicable, will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation under any of the terms, conditions or provisions of (i) the respective Articles of Incorporation or By-Laws of the Corporation, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority, domestic or foreign, applicable to the Corporation or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Corporation is now a party or by which the Corporation or any of its properties or assets may be bound. Excluded from the foregoing sentences of this clause (b) are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Corporation Material Adverse
Effect.

     (c) Except for the making of the Merger Filings and filings with NASDAQ, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority, domestic or foreign, is necessary for the execution and delivery of this Agreement or the Ancillary Documents by the Corporation or the consummation by the Corporation of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Corporation Material Adverse Effect, or affect the Corporation's ability to consummate the Merger.

     SECTION 4.4.  Securities Reports and Financial
Statements. Except for certain late Form 4 filings, the Corporation has filed with the Securities and Exchange Commission (the "SEC") all forms, statements
(including proxy statements), reports and documents
(including all exhibits, amendments and supplements thereto) required to be filed by it prior to the date hereof under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder (collectively, the "Corporation SEC
Reports"). As of their respective dates, the Corporation SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation's audited combined and consolidated financial statements for each of the three years ended July 31, 1996, 1997 and 1998 (collectively, the "Corporation Financial Statements"), which heretofore have been provided to NDI, have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Corporation as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     SECTION 4.5.  Absence of Litigation.  Except as
disclosed in the Corporation SEC Reports, there is no claim, action, suit, inquiry, arbitration, litigation, proceeding or investigation or other legal or administrative proceeding pending, or, to the Corporation's knowledge, threatened against or affecting the Corporation or, to the Corporation's knowledge, any of its officers, directors or other employees, that individually or in the aggregate could reasonably be expected to have the effect of preventing or delaying the Corporation from performing its obligations under this Agreement or the Ancillary
Documents or the transactions contemplated hereby or thereby.

     SECTION 4.6.  Definition of Knowledge of
Corporation. For purposes of this Agreement, the Corporation shall have "knowledge" of a matter if (i) either the Corporation's Chief Executive Officer or
Executive Vice President of Business Development has knowledge of the matter or (ii) such matter has come, or should reasonably be expected to have come, to the attention of either such individual if such individual had conducted a reasonable due diligence review of the Corporation's operations and business, including, without limitation, reasonable inquiries to key personnel of the Corporation regarding the business and operations of the Corporation and a review of, and discussion with, key personnel regarding pertinent books and records of the Corporation.

The warranties and representations of the Corporation herein contained shall be true and correct on the Closing Date and shall survive the consummation of the Merger for the period set forth in Section 10.10, below.

                       ARTICLE V

    REPRESENTATIONS AND WARRANTIES OF NDI PRINCIPAL
                     SHAREHOLDERS

     Except as disclosed in a document of even date herewith and delivered by NDI and the NDI Principal
Shareholders to the Corporation prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the
"NDI Disclosure Schedule"), each of the NDI Principal
Shareholders hereby severally (and not jointly) represents and warrants to the Corporation as of the date hereof as follows:

     SECTION 5.1.  Title to Shares.  Such NDI Principal
Shareholder is the record owner of and has good, valid and marketable title to the respective number of NDI
Shares set forth opposite his name on ITEM 5.1 of the NDI Disclosure Schedule, and will deliver to the Corporation good, valid and marketable title to such NDI Shares free and clear of all liens, security interests, claims, options, charges, pledges and encumbrances of any kind whatsoever.

     SECTION 5.2.  Authority.

     (a)  Such NDI Principal Shareholder has full
right, power, legal capacity and authority to consummate the transactions contemplated herein.

     (b) This Agreement and the Ancillary Documents to be executed by the NDI Principal Shareholders have been duly and validly executed and delivered by such NDI
Principal Shareholder and are the legal, valid and binding obligation of such NDI Principal Shareholder enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other laws generally affecting the rights of creditors and general principles of equity and applicable federal or state laws which may affect the availability of equitable remedies. No action, consent or approval by or filing with any federal, state, municipal, foreign or other court or governmental or administrative body or agency or any other regulatory or self-regulatory body is required in connection with the execution and delivery by such NDI
Principal Shareholder of this Agreement or the Ancillary Documents or the consummation by such NDI
Principal Shareholder of the
transactions contemplated
hereby or thereby. No claim, action, suit, proceeding, arbitration, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange or any private arbitration tribunal is now pending or, to the knowledge of such NDI Principal Shareholder, threatened, against or relating to such NDI Principal
Shareholder. Neither the execution and delivery by such NDI Principal Shareholder of this Agreement and the Ancillary Documents, nor the consummation of the transactions contemplated hereby and thereby, will breach, violate or constitute an event of default (or an event which, with the lapse of time, or the giving of notice, or both, would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any contract or instrument to which such NDI Principal
Shareholder is a party or by which any of such NDI
Principal Shareholder's NDI Shares may be bound.

     SECTION 5.3.  Shareholder Agreements.  Except as
set forth in ITEM 5.3 of the NDI Disclosure Schedule, there are no voting trust agreements, powers of attorney, proxies or any other contracts, agreements, arrangements, commitments, plans or understandings, written or oral, restricting or otherwise relating to the voting, dividend rights or disposition of that portion of the NDI Shares owned by such NDI Principal
Shareholder or otherwise granting any person any right in respect of that portion of the NDI Shares owned by such NDI Principal Shareholder and no restrictions on the transfer of such portion of the NDI Shares presently exist.

     SECTION 5.4.  Investment Purpose.  Such NDI
Principal Shareholder is acquiring the Corporation
Common Stock for investment only, for such NDI
Principal Shareholder's own account and not with a view to resale or other disposition thereof. Because of such NDI Principal Shareholder's business and financial experience and sophistication, such NDI Principal
Shareholder is capable of evaluating the merits and risks of an investment in the Corporation Common Stock.
Such NDI Principal Shareholder acknowledges that the
Corporation Common Stock is not registered under the Securities Act or any state securities laws in reliance upon one or more exemptions from the registration requirements made available under such laws. Such NDI
Principal Shareholder covenants and agrees that he will not offer, sell or otherwise transfer the Corporation
Common Stock unless and until the Corporation Common
Stock is registered pursuant to the securities laws of all applicable jurisdictions, or unless the disposition thereof is otherwise exempt from registration thereunder; in the event the Corporation Common Stock is proposed to be transferred pursuant to an exemption from registration, it must be accompanied by an opinion of counsel reasonably satisfactory to the Corporation to the effect that such transfer complies with applicable securities laws.

The warranties and representations of NDI Principal
Shareholders herein contained shall be true and correct on the Closing Date and shall survive the consummation of the Merger for the period set forth in Section
10.2(a), below.

                      ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF NDI

     Except as disclosed in the NDI Disclosure
Schedule, NDI hereby represents and warrants to the Corporation as of the date hereof as follows:

     SECTION 6.1.  Organization and Qualification.  NDI
is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. NDI is qualified to do business and is in good standing, where applicable, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have an effect or effects which, individually or in the aggregate, (i) after taking into consideration the relative amount, the absolute amount and the nature of the item, would cause a reasonably prudent buyer to conclude that such effect adversely affects the financial condition or operations of NDI in a manner or amount which would be material or (ii) has or will have a direct financial consequence of Twenty-
Five Thousand Dollars ($25,000) or more (a "NDI
Material Adverse Effect"). True, accurate and complete copies of NDI's Articles of Incorporation and By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Corporation. NDI is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 6.2.  Capitalization.

     (a) The authorized capital stock of NDI consists of 25,000,000 shares of common stock, no par value, of which 13,342,280 shares were issued and outstanding as of April 16, 1999, and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding on the date hereof and no shares will be issued and outstanding as of the Effective Time. All of the issued and outstanding shares of NDI Common
Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights granted by NDI or by applicable law. None of the shares of NDI Common Stock have been issued in violation of any preemptive or subscription rights.
All of the issued and outstanding shares of NDI Common
Stock were offered, issued, transferred and/or sold in full compliance with all applicable federal and state securities laws. ITEM 5.1 of the NDI Disclosure
Schedule contains a list of all NDI Shareholders and the number of NDI Shares owned by each.

     (b)  Except as set forth in ITEM 6.2(b) of the NDI
Disclosure Schedule, as of the date hereof, there are
(i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating NDI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of NDI Common Stock or obligating NDI to grant, extend or enter into any such agreement or commitment and (ii) no voting trusts, proxies or other agreements or understandings to which NDI is a party or is bound with respect to the voting of any shares of NDI Common
Stock and, to the knowledge of NDI, there are no such trusts, proxies, agreements or understandings by, between or among any of the NDI Shareholders with respect to any shares of NDI Common Stock.

     SECTION 6.3.  Equity Interests.  Part Smart Europe
BV ("PSE") is duly organized, validly existing and in good standing as a private limited liability company under the laws of the Netherlands and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. PSE is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a NDI
Material Adverse Effect. All of the membership, profits and other equity interests of PSE are beneficially owned directly by NDI, free and clear of any liens, claims or encumbrances. True, accurate and complete copies of the Articles of Association of PSE have been provided to the Corporation prior to the date hereof. PSE is not in violation of its Articles of Association. There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating PSE to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership, profits and other equity interests of PSE or obligating
PSE to grant, extend or enter into any such agreement or commitment. Except for PSE, NDI does not directly or indirectly own any capital stock of, any equity interest in, or any other ownership or investment interest in, any corporation, partnership, limited liability company, joint venture or other business entity or enterprise.

     SECTION 6.4.  Authority; Non-Contravention;
Approvals.

     (a) NDI has full corporate power and authority to enter into this Agreement and the Ancillary Documents and, subject to the NDI Shareholder Approval (as defined in Section 8.2, below) and the making of the Merger Filing, to consummate the transactions contemplated hereby and thereby. This Agreement has been approved by the Board of Directors of NDI, and no other corporate proceedings on the part of NDI are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents or, except for the NDI Shareholder Approval, the consummation by NDI of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by NDI, and, assuming the due authorization, execution and delivery hereof by the Corporation, constitutes a valid and legally binding agreement of NDI, enforceable against NDI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other laws generally affecting the rights of creditors and general principles of equity and applicable state or federal laws which may affect the availability of equitable remedies. The affirmative vote of a majority of the outstanding shares of NDI Common Stock is the only vote of the holders of the NDI Common Stock necessary to approve the Merger.

     (b) The execution and delivery of this Agreement and the Ancillary Documents by NDI does not, and the performance of this Agreement and the Ancillary
Documents and the
transactions contemplated hereby and
thereby by NDI will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of NDI or PSE under any of the terms, conditions or provisions of (i) the Articles of Incorporation, Articles of Association or By-Laws of NDI or PSE, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority, domestic or foreign, applicable to NDI or PSE or any of their properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which NDI or PSE is now a party or by which NDI or PSE or any of their properties or assets may be bound.

     (c) Except for the making of the Merger Filings, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement or the Ancillary Documents by NDI or the consummation by NDI of the transactions contemplated hereby or thereby.

     SECTION 6.5.  Financial Statements.  To NDI's
knowledge, the financial statements of NDI attached hereto as Exhibit 6.5 (the "NDI Financial Statements") for the year ended December 31, 1998 (the "Balance
Sheet Date") have been prepared in accordance with GAAP
(except as may be indicated therein or in the notes thereto). The NDI Financial Statements fairly present the financial position of NDI as of the Balance Sheet
Date and the results of operations and changes in financial position for the period then ended, except to the extent that the accounting convention regarding recognition of revenue reflected on the NDI Financial
Statements differs from the accounting convention regarding recognition of revenue historically used by NDI. ITEM 6.5 of the NDI Disclosure Schedule shall include a list of the assets of NDI as of the Balance
Sheet Date. ITEM 6.5 of the NDI Disclosure Schedule also shall include a true and correct description of the amount and character of all indebtedness owed by NDI or PSE to banks, equipment leasing companies or taxing authorities as of the date hereof (excluding interest or penalties that have accrued since the dates indicated in ITEM 6.5 of the NDI Disclosure Schedule, which dates shall not be more than thirty (30) days prior to the date hereof).

     SECTION 6.6.  Absence of Undisclosed Liabilities.
There are no commitments, liabilities or obligations relating to NDI, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by NDI of the liabilities of third parties, for which specific and adequate provisions have not been made on the NDI Financial Statements, except where all such undisclosed commitments, liabilities and obligations would not have a NDI Material Adverse Effect.

     SECTION 6.7.  Absence of Certain Changes or
Events. Since the Balance Sheet Date, NDI and PSE have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any change in the financial condition, results of operations or business of NDI or PSE, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of NDI or PSE,
(c) any change by NDI or PSE in any of their accounting methods, principles or practices, (d) any revaluation by NDI or PSE of any of their material assets in any material respect, (e) any entry by NDI or PSE into any commitment or transactions material to NDI or PSE or
(f) any declaration, setting aside or payment of any dividends or distributions in respect of shares of NDI
Common Stock or any redemption, purchase or other acquisition of any of its securities. Furthermore, since the Balance Sheet Date, neither NDI nor PSE has not taken any action or omitted to take any action which, if suffered, taken or omitted after the date hereof but before the Closing, would have resulted in a violation of the provisions of Section 7.1 hereof.

     SECTION 6.8.  Absence of Litigation.

     (a) There is no claim, action, suit, inquiry, arbitration, litigation, proceeding or investigation or other legal or administrative proceeding pending or, to NDI's knowledge, threatened against or affecting NDI or PSE or, to NDI's knowledge, any of their officers, directors or other employees, before any federal, state, municipal or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal which could have an NDI
Material Adverse Effect.

     (b) Neither NDI nor PSE is subject to, and, to NDI's knowledge, none of their officers, directors or other employees is subject to, any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any governmental entity or authority, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which could have an NDI Material Adverse Effect.

     SECTION 6.9.  No Violation of Law.  To NDI's
knowledge, neither NDI nor any of their directors, officers, employees or agents is in violation of, or has been given notice or been charged with any violation of, any federal, state, local or foreign statute, law, ordinance, rule or regulation (each, a "Law" and collectively, the "Laws"). To NDI's knowledge, NDI, PSE and their operations conform, and have at all times in the past conformed, in all respects with all applicable Laws, with the exception of any deviation which would not have a NDI Material
Adverse Effect. To NDI's knowledge, NDI and PSE have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted
(collectively, the "NDI Permits"). To NDI's knowledge, neither NDI nor PSE is in violation of the terms of any NDI Permit, with the exception of any violation which would not have a NDI Material Adverse Effect.

     SECTION 6.10.  Taxes.  NDI and PSE have (a) duly
filed with the appropriate governmental authorities all tax returns required to be filed by NDI and/or PSE for all periods ending on or prior to the date hereof, and such tax returns are true, correct and complete in all respects and (b) duly paid in full all Taxes (as defined below) due in connection with or with respect to the filing of such tax returns and has paid all other Taxes as are due. For purposes hereof, "Taxes" shall mean all federal, state, county, local, foreign and other taxes or assessments, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance and stamp taxes, and include interest, penalties and additions in connection therewith for which NDI or PSE is or may be liable. No deficiencies for any Taxes have been asserted, assessed or proposed with respect to NDI or PSE which remain unpaid. NDI and PSE have properly withheld and paid over to the appropriate taxing authorities all Taxes required by them to be withheld. Neither the Internal Revenue
Service (the "IRS") nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the NDI's knowledge, threatening to assert against NDI or PSE any deficiency or claim for additional Taxes. Neither NDI nor PSE has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of NDI or PSE. Neither NDI nor PSE has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency. To NDI's knowledge, the accruals and reserves for Taxes reflected in NDI's balance sheet included with the NDI Financial Statements are and will be adequate to cover all Taxes accruable through the date thereof and through May 31, 1999 (including Taxes being contested) in accordance with GAAP.

     SECTION 6.11.  Employee Benefits Plans; ERISA.

     (a) Neither NDI nor PSE maintains or contributes, has any obligation or liability to or under, or has previously maintained, contributed to, or had an obligation or liability under, any employee benefit plans, programs, arrangements or practices, including employee benefit plans within the meaning set forth in
Section 3(3) of the Employment Retirement Income
Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (collectively "Employee Benefit Plans").
Neither NDI nor PSE has any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Employee Benefit Plans or to comply with applicable law.

     (b)  NDI has furnished to the Corporation a
complete and accurate copy of each Employee Benefit
Plan and a complete and accurate copy of each material document prepared in connection with each such Employee
Benefit Plan, including, without limitation and where applicable, a copy (i) each summary plan description and summary of material modifications, and (ii) the most recently issued IRS determination letter for each such Employee Benefit Plan.

     (c)  To NDI's knowledge, each Employee Benefit
Plan has been operated in all respects in accordance with the requirements of all applicable laws and all persons who participate in the operation of such Employee Benefit Plans and all Employee Benefit Plan
"fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable laws. NDI and PSE has performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and NDI does not have any knowledge of any default or violation by any party to, any Employee Benefit Plan.
No legal action, suit or claim is pending or, to the knowledge of NDI, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

     (d) No contributions, premiums or payments are required to be made by NDI with respect to any Employee
Benefit Plan.

     (e)  Neither NDI nor PSE is a party to any
employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of NDI or PSE other than the contracts that are listed in ITEM 6.11 of the NDI Disclosure Schedule.

     SECTION 6.12.  Employees.  ITEM 6.12 of the NDI
Disclosure Schedule contains:

     (a)  A list of all employee handbooks and/or
manuals relating to the employees of NDI, true and correct copies of which have been delivered to the Corporation; and

     (b) A list of all employees of NDI, together with their job descriptions, rates of salary or wages, vacation benefits, and each bonus, deferred compensation, stock option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee, whether formal or informal and whether legally binding or not.

     (c)  A list of all amounts of deferred
compensation owed to the employees of NDI, all accrued vacation time for each such employee, and all accrued compensation time for each such employee.

     SECTION 6.13.  Labor Controversies.  With respect
to their respective employees:

     (a)  To NDI's knowledge, NDI and PSE are in
compliance with the Federal Fair Labor Standards Act and all applicable Laws relating to employment discrimination, employee welfare and labor standards.
To NDI's knowledge, there is no basis for any claim by any past or present employee of NDI or PSE that such employee was subject to a wrongful discharge or any employment discrimination by NDI or PSE or their management arising out of or relating to such employee's race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable Law.

     (b) To NDI's knowledge, NDI and PSE have made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments and all such unemployment compensation accounts have positive balances.

     SECTION 6.14.  Title to and Condition of Assets.
NDI and/or PSE own, lease or license all of the property and assets, personal and real, tangible or intangible, used by NDI and PSE, respectively, in connection with the conduct of their businesses.
NDI and PSE have good and marketable title to all of the owned personal property included among their respective assets, tangible and intangible, including, without limitation, in the case of NDI, those assets reflected on the NDI Financial Statements or thereafter acquired (except inventory sold since the Balance Sheet
Date, for fair value in the ordinary course of business consistent with past practices), in each case free and clear of all liens, claims, encumbrances and security interests whatsoever. To

NDI's knowledge, NDI's and
PSE's assets are sufficient for the operation of NDI's business in the ordinary course and are suitable for the purpose for which they are being used. All accounts receivable of NDI, and all accounts receivable of PSE, have arisen from bona fide transactions in the ordinary course of business and to NDI's knowledge, are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts, within six (6) months after the Closing Date.
To NDI's knowledge, there are no arrangements, written or oral, between NDI and any third party, or between PSE and any third party, with respect to volume discounts, rebates or any other discount in connection with NDI's or PSE's accounts receivable. To NDI's knowledge, all property leased by NDI or PSE is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. ITEM 6.14 of the NDI
Disclosure Schedule includes a list of all of the equipment of NDI or PSE that is leased, the name of the applicable lessor, the date and term of the applicable lease and the payments owed by NDI and/or PSE under the terms of the applicable lease.

     SECTION 6.15.  Real Estate.

     (a) ITEM 6.15 of the NDI Disclosure Schedule includes a true and accurate description of all real property (the "Real Estate") which is leased by NDI or PSE, including a description of each lease entered into by NDI or PSE. No default by NDI or PSE, or to the knowledge of NDI, any landlord, has occurred under the terms of any such lease. To NDI's knowledge, all of the Real Estate leased by NDI or PSE is in the condition required by the terms of such leases.

     (b) Neither NDI or PSE owns, or ever have owned, any real property.

     (c) To NDI's knowledge, neither the Real Estate nor NDI's or PSE's use thereof is in violation of any applicable Laws.

     (d) To NDI's knowledge, none of the Real Estate is subject to any lease, option to purchase or rights of first refusal, except any such in favor of NDI or PSE.

     (e) To NDI's knowledge, the buildings, fixtures and other improvements located on the Real Estate have been approved by all necessary governmental authorities and are in good condition, working order and repair, ordinary wear and tear excepted, and suitable for the purpose for which they are being used by NDI or PSE.

     SECTION 6.16.  Product Warranties.  All software
and other products and services manufactured, sold and/or licensed by NDI or PSE (and the delivery thereof) have been in conformity with all applicable contractual commitments, all express or implied warranties, if any, and all specifications, documentation, performance standards, representations or statements provided with respect thereto by or on behalf of NDI or PSE. To the knowledge of NDI, no liability for any warranty claims exist for the replacement of such software and/or other products. To the knowledge of NDI, all product labeling of NDI and PSE is in conformity with all applicable Laws. To
NDI's knowledge, there are no pending claims by any of NDI's customers for the correction of any material so-called computer software "bug" and NDI does not know of any material so-called "bugs" which may form the basis for any such claim.

     SECTION 6.17.  Intellectual Property.

     (a) For purposes hereof, "Intellectual Property" means inventions, designs, models, processes, formulations, know-how and schematics, whether or not patented and/or patentable, patents and patent applications, trade names, trademarks, service marks and Internet domain names, and copyrights and registrations thereof and/or registration applications therefor, algorithms, authoring tools, computer software programs or applications (in both source code and object code form), including, without limitation, the Software (as defined in Section 6.17(k), below) and web-sites, that are used or currently proposed to be used in the business of NDI and PSE as currently conducted or as proposed to be conducted by NDI and PSE, and documentation relating thereto and/or explaining the use thereof, and the goodwill related to any of the foregoing.

     (b) ITEM 6.17 of the NDI Disclosure Schedule identifies the following Intellectual Property: (i) all patents owned and patent applications made by NDI or PSE, and the jurisdictions by which each such patent has been issued or in which each such application has been filed, (ii) all trade names, trademarks, service marks and Internet domain names used by NDI or PSE, whether or not owned by NDI or PSE, (iii) all registrations made and all registration applications filed by NDI or PSE for trade names, trademarks, service marks and Internet domain names owned by NDI or PSE, and the jurisdictions by which each such registration has been issued or in which each such application has been filed, (iv) all registrations made and registration applications filed by NDI or PSE for copyrights owned by NDI or PSE, and each jurisdiction by which each such registration has been issued or in which each such application has been filed, and (v) all Software.

     (c) ITEM 6.17 of the NDI Disclosure Schedule includes a list of all licenses, sublicenses and other agreements under which NDI or PSE is authorized to use any Intellectual Property owned by any third party (the
"Third Party Intellectual Property") and the royalty payments payable by NDI or PSE in connection therewith.

     (d) Except for the rights existing under the agreements referred to in ITEM 6.5 of the NDI
Disclosure Schedule and Section 6.17(f), below, NDI and
PSE are the sole and exclusive owners of, with all right, title and interest in and to, free of all liens and encumbrances, all Intellectual Property, other than Third Party Intellectual Property. No claims with respect to NDI's Intellectual Property, PSE's
Intellectual Property or the Third Party Intellectual
Property (to the extent arising out of any use, reproduction or distribution of such Third Party
Intellectual Property by NDI or PSE) are pending or, to NDI's knowledge, threatened by any person, nor does NDI know of any valid ground for any claim (i) to the effect that the development, marketing, licensing or use of any product or Intellectual Property as now marketed, licensed or used by NDI or PSE infringes upon any Intellectual Property belonging to another person,
(ii) against the use and/or distribution of any Intellectual Property by NDI or PSE, (iii) challenging the ownership, validity or effectiveness of any of NDI's Intellectual Property or PSE's

Intellectual Property, (iv) challenging NDI's or PSE's license or legally enforceable right to use any Third Party
Intellectual Property, or (v) to the effect that NDI or PSE is obligated to pay any compensation with respect to ownership, sale, use or disposition of the Intellectual Property. To NDI's knowledge, there is no unauthorized use, infringement or misappropriation of any of NDI's Intellectual Property or PSE's
Intellectual Property by any third party, including any employee or former employee of NDI or PSE.

     (e) Copies of all algorithms, tools and other software and all source and object programs and codes and related documentation incorporated in, used in and/or related to NDI's or PSE's products are located either at NDI's principal executive offices, at PSE's principal executive offices or at an off-premise site under NDI's control as identified in the NDI Disclosure
Schedule. Such algorithms, tools, software, programs, codes and documentation are fully usable and understandable by persons ordinarily skilled in computer programming and are sufficient to permit the maintenance and further development of all software products and rights currently marketed and licensed by NDI or PSE. Without limitation, NDI's source code and PSE's source code include a full source language statement of the programs comprising all of the software developed by NDI or PSE, including any support utilities which are not commercially available and which are required to build the object code from the source code.

     (f) ITEM 6.17 of the NDI Disclosure Schedule includes a list of all licenses, sublicenses and other agreements under which any person is authorized to use any Intellectual Property owned by NDI or PSE.

     (g) ITEM 6.17 of the NDI Disclosure Schedule also includes a list of (i) each person who has authored any portion of the programs developed and/or marketed by NDI (not including Third Party Intellectual Property incorporated therein), (ii) the nature of each such person's relationship with NDI, and (iii) all contracts executed by such persons for the benefit of NDI with respect to code authored by such persons.

     (h) Neither NDI nor PSE has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales agreements arising in the ordinary course of business.

     (i) Neither NDI nor PSE is, nor will they be as a result of the execution and delivery of this Agreement or the performance of obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party
Intellectual Property, the breach of which would have a NDI Material Adverse Effect.

     (j) NDI has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Intellectual
Property (except such Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all proprietary assets. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyrights
("Confidential Information") owned by NDI by or to a third party has been pursuant to the terms of a written agreement between NDI and such third party. All use, disclosure or appropriation of

Confidential Information
not owned by NDI has been pursuant to the terms of a written agreement between NDI and the owner of such Confidential Information, or is otherwise lawful.

     (k) For purposes of this Agreement, "Software" shall mean all software programs that are sold by NDI or PSE or used in the business of NDI or PSE as currently conducted or as proposed to be conducted, or are currently proposed to be sold or used in such manner, including the source and object code thereof and any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) including flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support documentation, diagrams and other documentation depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all preceding versions, works in process, fixes, enhancements, future releases or other developments by NDI or PSE which may be combined or embodied in any medium or format whatsoever, and for all language versions and hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information which guide the functioning of a processor, and which shall include all information, electronic form content, so-called "look and feel", graphic design, electronic form user methodologies, user interface design, software tools, know-how, systems, and processes concerning such computer programs, but excluding the Third Party
Intellectual Property.

     (l)  With respect to the Software:

          (i)  The Software performs substantially in
     accordance with its functional specifications and related documentation. NDI has provided the Corporation with all fault logs and other logs and other records relating to the Software and any defects or deficiencies in the possession of NDI or PSE.

          (ii) Neither NDI nor PSE has disclosed the source code for any of the Software or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person or entity other than employees or contractors of NDI or PSE or other third parties who are bound by confidentiality agreements in substantially the form disclosed to the Corporation. Except as described in the previous sentence, none of the Software has been placed in escrow or is subject to other arrangements pursuant to which the source code has been or could be delivered or disclosed to any third party except for the Corporation.

     SECTION 6.18.  Customization Projects .  ITEM 6.18
of the NDI Disclosure Schedule contains a true and correct listing of all material customization or software or catalog development projects of NDI or PSE in process, or pending proposals regarding such material customization or software or catalog development projects, including a description of the project, estimated costs of completion, pricing arrangements, payment terms, expected revenues (which revenues disclosed in the NDI Disclosure Schedule shall not include expected revenues from dealers that NDI expects to service as a result of the projects), billings to date, billings received, work completed and work still to be performed. NDI has delivered true, correct and complete copies of documentation relating to each of the foregoing material projects or proposals to the Corporation. NDI makes no representation or warranty that the actual costs of completion will not exceed the estimated costs of completion, but does represent that such estimates represent NDI's good faith estimate of such costs, considering the nature of the customer requirements and the work performed to date.

     SECTION 6.19.  Contracts and Other Agreements.
The NDI Disclosure Schedule sets forth a description of all of the following to which either NDI or PSE is a party or by which either of them are bound, whether the following are written or oral (collectively, the "Contracts"):

     (a) All contracts with the suppliers of NDI or PSE that could charge to NDI or PSE supplier's fees exceeding Five Thousand Dollars ($5,000) for any twelve
(12) month period;

     (b) All agreements or arrangements between NDI and any NDI Shareholder;

     (c)  All covenants not to compete and
confidentiality agreements;

     (d) All sales representative, distributorship or marketing agreements;

     (e) All other contracts or agreements made in the ordinary course of business and involving an amount greater than Ten Thousand Dollars ($10,000) over the term of such Contract;

     (f) All stand-by letters of credit, guarantees or performance bonds; and

     (g) All other contracts or agreements not made in the ordinary course of NDI's or PSE's business.

True and correct copies of each of the Contracts, and all amendments and modifications thereof, have been delivered to the Corporation. To NDI's knowledge, each Contract is valid, binding and in full force and effect in accordance with its terms. Neither NDI, PSE nor, to the knowledge of NDI, any other party to any Contract is in breach or default under any Contract (with or without the lapse of time, or the giving of notice, or both).

     SECTION 6.20.  Insurance.  NDI and PSE maintain
policies of fire and casualty, liability and other forms of insurance and bonds in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business and assets of NDI and PSE.
A true and complete list of all such insurance and bonds is included in ITEM 6.20 of the NDI Disclosure
Schedule. Each such insurance policy and bond is in full force and effect and NDI has not received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance or bond. ITEM
6.20 of the NDI Disclosure Schedule also identifies all property damage, personal injury, products liability or other claims that have been made against NDI or PSE in the last five (5) years or which are pending against NDI or PSE or, to the knowledge of NDI, threatened against NDI or PSE.

     SECTION 6.21.  Customers; Suppliers.  ITEM 6.21 of
the NDI Disclosure Schedule sets forth, with respect to the last two (2) fiscal years of NDI, (a) the ten (10) largest (based on dollar amounts purchased or licensed from NDI, which amounts shall be disclosed in ITEM 6.21 of the NDI Disclosure Schedule) customers of NDI and
(b) the ten (10) largest (based on dollar amounts purchased or licensed by NDI, which amounts shall be disclosed in ITEM 6.21 of the NDI Disclosure Schedule) suppliers of NDI. NDI has no reason to believe and has not received any notice or indication of the intention of any of the customers, suppliers or third parties to material Contracts of NDI to (i) cease doing business or reduce in any material respect the business transacted with NDI, (ii) terminate or modify any agreements with NDI (whether as a result of consummation of the transactions contemplated hereby or otherwise), or (iii) demand a refund from NDI.

     SECTION 6.22.  Accounts; Safe Deposit Boxes.  ITEM
6.22 of the NDI Disclosure Schedule contains a true and correct list of the bank and savings accounts, certificates of deposit and safe deposit boxes of NDI and PSE and those persons authorized to sign thereon.

     SECTION 6.23.  Year 2000 Compliance.

     (a)  To NDI's knowledge, all data processing
systems, other computer systems, chips, firmware and software owned, used, affecting or relied upon by NDI or PSE ("Computer Systems") will be usable prior to, during and after the calendar year 2000 A.D., and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. To NDI's knowledge, the Computer
Systems will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century. To NDI's knowledge, the Computer Systems will manage and manipulate data involving dates, including but not limited to single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such date(s).

     (b) To NDI's knowledge, there is no deficiency or inadequacy in the manufacture, design or formulation of any of NDI's or PSE's products (including, without limitation, the Software) which may hereafter give rise to any such failure or result in any product liability claim arising out of deficiencies or inadequacies relating to the year 2000.

     SECTION 6.24.  Proxy Statement.  The proxy
statement to be mailed to NDI Shareholders in connection with the special meeting of NDI Shareholders convened to vote on this Agreement and the transactions contemplated hereby (the "Proxy Statement") will not, at the time of its mailing to NDI Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.25.  NDI Shareholder Approval.  The
affirmative vote of the holders of a majority of the NDI Shares is necessary to approve the transactions contemplated by this Agreement.

     SECTION 6.26.  Board Recommendation.  The Board of
Directors of NDI, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of NDI and NDI
Shareholders, and (b) subject to the other provisions hereof, resolved to recommend that NDI Shareholders approve this Agreement and the transactions contemplated hereby, including the Merger.

     SECTION 6.27.  State Takeover Statutes.  NDI's
Board of Directors has taken all necessary action so that no state takeover statute or similar statute or regulation of the Commonwealth of Virginia (and, to the knowledge of NDI after due inquiry, of any other state or jurisdiction) applies to this Agreement, the Merger, or any of the other transactions contemplated hereby.
NDI does not have any rights plan or similar arrangement which has any of the aforementioned consequences in respect of the transactions contemplated hereby.

     SECTION 6.28.  Brokers and Finders.  Except for
Fort Dearborn Partners, neither NDI, the NDI
Shareholders nor any of NDI's officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, commissions or finder's fees.

     SECTION 6.29.  Payments.   Neither NDI or PSE, nor
any of their officers, directors, employees or agents has, directly or indirectly, given or made, or agreed to give or make, any illegal political contributions or any illegal commission, payment, gratuity, gift or similar benefit, in each case on behalf of NDI or PSE, to any candidate, government official, customer, supplier or other person (foreign or domestic) who is or may be in a position to help or hinder the business of NDI or PSE or to assist NDI or PSE with any actual or proposed transaction.

     SECTION 6.30.  Transactions with Affiliates.   No
NDI Shareholder, nor any sibling, descendant or spouse of any such person, nor any trust, partnership or corporation in which any of the foregoing have a material interest (each, a "NDI Affiliate"), has (a) owned of record or beneficially more than ten percent
(10%) of the outstanding equity of any entity which has purchased, sold or furnished to NDI or PSE any goods or services, (b) had a beneficial interest in any contract, lease, commitment or understanding to which NDI or PSE is a party or by which it is bound or affected, (c) had any claim against NDI or PSE or any of their assets or (d) had any ownership interest in any assets used by NDI or PSE in either of their businesses.

     SECTION 6.31.  No Material Adverse Change.  Since
the Balance Sheet Date, no material adverse change has occurred in the capitalization, assets, liabilities, business prospects, gross margin, profitability or methods of doing business of NDI or PSE (a "Material
Adverse Change").

     SECTION 6.32.  Warranties True and Correct.  No
warranty or representation by NDI contained in this Agreement or the Disclosure Schedules (as defined in Section 12.1, below) or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. NDI has disclosed to the Corporation all material adverse facts known to NDI relating to NDI, PSE, their assets or business, not otherwise known to the Corporation.

     SECTION 6.33.  Definition of Knowledge of NDI.
For purposes of this Agreement, NDI shall have "knowledge" of a matter if (i) either NDI Principal
Shareholder, or both, has knowledge of the matter or
(ii) such matter has come, or should reasonably be expected to have come, to the attention of any such individual if such individual had conducted a reasonable due diligence review of NDI's operations and business, including, without limitation, reasonable inquiries to key personnel of NDI regarding the business and operations of NDI and a review of, and discussion with, key personnel regarding pertinent books and records of NDI.

The warranties and representations of NDI herein contained shall be true and correct on the Closing Date and shall survive the consummation of the Merger for the period set forth in Section 10.2(a), below.

                      ARTICLE VII

              MATTERS PENDING THE MERGER

     SECTION 7.1.  Conduct of Business by NDI Pending
the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time, unless the Corporation shall otherwise agree in writing, NDI shall, and shall cause PSE to:

     (a) Conduct its business in the ordinary and usual course of business and consistent with past practice, except as expressly set forth in Section 7.6, below;

     (b)  Not (i) amend or propose to amend its
Articles of Incorporation, Articles of Association or
By-Laws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

     (c) Not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock; provided, that NDI may issue NDI
Common Stock to its creditors as payment for debts owed by NDI in the ordinary course of business to such creditors if such issuance is approved by Dearborn
Partners prior to the issuance and the Corporation is notified in writing of such issuance and approval within two (2) business days after such issuance;

     (d) Not (i) incur or become contingently liable with respect to any indebtedness other than indebtedness for accounts payable to trade creditors incurred in the ordinary course of business in connection with obtaining materials or services, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock except with the prior written approval of the Corporation, (iii) make any acquisition of any assets or businesses and expenditures for fixed or capital assets, other than purchases of capital assets in the ordinary course of business in an aggregate amount not to exceed Ten Thousand Dollars
($10,000), (iv) sell, pledge, dispose of or encumber any assets, other than sales of inventory in the ordinary course of business or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (e) Use its commercially reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its respective present officers and key employees, and preserve the goodwill and business relationships with customers, suppliers, and others that have business relationships with it, and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (f)  Not enter into or amend any employment,
severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or make any payment to any director, officer or key employee not in the ordinary course of business;

     (g) Not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree except as required to comply with changes in applicable law and salary adjustments made in the ordinary course of business which are reasonable in light of adjustments historically made;

     (h)  Maintain in full force and effect the
insurance policies listed on ITEM 6.20 of the NDI
Disclosure Schedule;

     (i) Use, preserve and maintain NDI's and PSE's properties and assets on a basis consistent with past practices;

     (j) Maintain its books, accounts and records in a manner consistent with past practices;

     (k) Not cancel or compromise, or agree to cancel or compromise, any debt or claim that NDI or PSE may have against any third party, or waive or release, or agree to waive or release, any right of substantial value possessed by NDI or PSE or relating to any of their assets;

     (l) Not (i) commit any act or omit to do any act, or permit any act or omission to act, which will or may cause a breach of any Contract, (ii) make or agree to make any modification or amendment to any Contract,
(iii) terminate or agree to terminate any Contract, or
(iv) renegotiate or restructure any contract or other business arrangement with a customer of NDI or PSE involving revenues to NDI in excess of Ten Thousand
Dollars ($10,000.00);

     (m) Not mortgage, pledge or subject to, or agree to mortgage, pledge or subject to, any lien, charge, security interest or any other encumbrance or restriction on any of the assets of NDI or PSE;

     (n) Not transfer or grant, or agree to transfer or grant, any rights under, or enter into or agree to enter into, any settlement regarding the breach or infringement of any Intellectual

Property of NDI or PSE
or similar rights relating to NDI or PSE or their assets or modify or agree to modify any existing rights with respect thereto;

     (o) Confer on a regular and frequent basis with one or more representatives of the Corporation to report operational matters of materiality and the general status of ongoing operations; and

     (p)  Not enter into any transaction with a NDI
Affiliate or transfer any assets to a NDI Affiliate, other than as payment of base salary (it being expressly understood by the parties that PSE shall not be deemed to be an "NDI Affiliate" for purposes of this
Section 7.1(p)).

     SECTION 7.2.  Control of NDI's Operations.
Nothing contained in this Agreement shall give to the Corporation, directly or indirectly, rights to control or direct NDI's operations prior to the Effective Time.
Prior to the Effective Time, NDI shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

     SECTION 7.3.  Acquisition Transactions.  After the
date hereof and prior to the Closing or earlier termination of this Agreement, NDI and PSE shall not, nor shall they permit any of their officers, directors, employees, agents, representatives, contractors, attorneys, accountants, brokers, shareholders or affiliates to, directly or indirectly, solicit, initiate or enter into discussions or negotiations with, or provide any assistance or information to, or enter into any agreement with, any person or group of persons or company or other entity (other than the Corporation and its agents) concerning any acquisition, directly or indirectly, of any equity interest in, or a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving NDI or PSE, or any purchase, license, pledge, lease or other transfer of all or substantially all of the assets or of NDI or PSE or any of the outstanding shares of common stock of NDI (collectively, an "Acquisition
Discussion"). NDI and PSE shall immediately cease, and shall cause all of their officers, directors, employees, agents, representatives, contractors, attorneys, accountants, brokers, shareholders or affiliates to immediately cease, any existing
Acquisition Discussion, conducted heretofore and shall take the necessary steps to inform the relevant persons of the obligations undertaken in this Section 7.3. In addition to any other rights and remedies available to the Corporation, NDI shall be required to pay the Corporation a fee of $100,000 in the event of any breach of the covenants and agreements set forth in this Section 7.3. If NDI is unable to pay the $100,000 fee, the Corporation shall have the unrestricted right to remove the NDI source code from the Escrow Tech escrow established between the parties under their October 29, 1998 letter agreement.

     SECTION 7.4.  Related Party Transactions.  Prior
to the Closing Date, NDI shall require each shareholder, director, officer, employee or other person or entity related to or associated with NDI who has, prior to the date hereof, been lent or otherwise advanced money by NDI or PSE, to repay (with interest thereon, if applicable) the entire amount of such loan or advance to NDI or PSE, other than reasonable travel advances made to employees of NDI in the ordinary course of business consistent with past practices.

     SECTION 7.5.  Covenants of NDI Principal Shareholders.

     (a) Each NDI Principal Shareholder agrees to vote all of such NDI Principal Shareholder's shares of NDI
Common Stock in favor of the Merger at all regular and special meetings of the shareholders of NDI, and in all consent resolutions.

     (b) Each NDI Principal Shareholder agrees not to offer, sell or otherwise transfer such person's NDI
Common Stock prior to the Closing or earlier termination of this Agreement, except any such transfer resulting by operation of law. Any transferee receiving NDI Common Stock by operation of law as aforesaid shall be subject to the covenants in Section
7.5(a), above, and all certificates representing such shares of NDI Common Stock shall have marked thereon a legend indicating that such shares are subject to such covenants.

     SECTION 7.6.  Fort Dearborn Partners.  NDI shall
retain Fort Dearborn Partners to advise NDI regarding the restructuring of its debt and PSE's debt to their creditors. Within two (2) days after entering into an agreement or debt modification arrangement with a creditor listed on Exhibit 7.6 attached hereto (the
"Necessary Creditors"), NDI shall send a copy of such agreement or arrangement to the Corporation. A copy of such agreement or arrangement with each of the Necessary Creditors (the "Necessary Creditor
Agreements") shall be included in ITEM 7.6 of the NDI
Disclosure Schedule and shall be delivered to the Corporation within ten (10) days prior to the Closing.

                     ARTICLE VIII

                 ADDITIONAL AGREEMENTS

     SECTION 8.1.  Access to Information.

     (a) Prior to the Closing, NDI will (i) give the Corporation and its representatives, employees, counsel and accountants access to the properties, books and records of NDI and PSE and (ii) cause its officers and advisors (including, without limitation, its accountants, attorneys and financial advisors) to furnish the Corporation and its designated representatives with financial and operating data and other information with respect to NDI and PSE for the purpose of permitting the Corporation, among other things, to (A) conduct its due diligence review, (B) review the financial statements of NDI, (C) prepare, or cause to be prepared, audited financial statements of NDI as of and for the year ended December 31, 1998 and for such other earlier time periods as the Corporation may, in consultation with its accountants and legal advisers, deem necessary, (D) verify the accuracy of the representations and warranties of NDI contained in this Agreement, (E) confirm compliance by NDI with the terms of this Agreement and (F) prepare for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, NDI will permit the Corporation and its accountants to have access during normal business hours to examine and make copies of all work papers and schedules of NDI and its accountants. In addition, immediately prior to the Closing, the Corporation shall be permitted to conduct a physical count of NDI's inventory and such other audit procedures as the Corporation deems necessary to verify the existence and condition of NDI's inventory, the other assets of NDI and the liabilities, obligations and reserves of NDI.

     (b)  Prior to the Closing, the Corporation will
(i) give NDI, the NDI Shareholders and their respective representatives access to the properties, books and records of the Corporation and (ii) cause its officers and advisors (including, without limitation, its accountants, attorneys and financial advisors) to furnish NDI, the NDI Principal Shareholders and their designated representatives with financial and operating data and other information with respect to the Corporation for the purpose of permitting NDI and the NDI Principal Shareholders, among other things, to (A) conduct their due diligence review, (B) review the financial statements of the Corporation, (C) verify the accuracy of the representations and warranties of the Corporation contained in this Agreement, (D) confirm compliance by the Corporation with the terms of this Agreement and (E) prepare for the consummation of the transactions contemplated by this Agreement.

     (c) In addition to the foregoing, from and after the date hereof, each party shall furnish promptly to one another a copy of each report and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or which may have a material effect on their respective businesses, properties or personnel, and work papers of their respective accountants and other information or copies of such documentation and access to senior management personnel as reasonably deemed necessary by the requesting party's respective accountants, legal counsel or financial advisors.

     (d) The Corporation shall hold and shall use its commercially reasonable efforts to cause the Corporation's representatives to hold, and NDI shall hold and shall use its commercially reasonable efforts to cause NDI's representatives to hold, in strict confidence all non-public documents and information furnished to the Corporation or to NDI, as the case may be, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing (i) the Corporation and NDI may disclose such information as may be necessary in connection with making the Merger
Filings and seeking the NDI Shareholder Approval (ii)
Dearborn Partners may disclose the existence of this Agreement and certain of the terms herein to creditors of NDI that have in advance signed a non-disclosure, non-trade agreement mutually acceptable to the Corporation and NDI, (iii) NDI may disclose the existence of this Agreement, but may not disclose any of the provisions of this Agreement except for the identity of the Corporation as buyer, to the Kramp
Groep if the Kramp Groep in advance signs a non-disclosure, non-trade agreement in a form satisfactory to the Corporation, and (iv) the Corporation and NDI each may disclose any information that it is required by law or judicial or administrative order to disclose.
In addition, the parties acknowledge that the Corporation and NDI have previously executed a Confidentiality Agreement dated October 27, 1998, which
Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

     (e) No information or knowledge obtained in any investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     SECTION 8.2.  Shareholders' Approval.  NDI shall,
as promptly as practicable, submit the transactions contemplated hereby for the approval of its shareholders at a meeting of shareholders and shall use its commercially reasonable efforts to obtain shareholder approval and adoption of this Agreement and the transactions contemplated hereby (the "NDI
Shareholder Approval"). Such meeting of the shareholders shall be held as soon as practicable following the execution of this Agreement (the "NDI
Shareholders' Meeting"). NDI shall, through its Board of Directors, recommend to its shareholders approval of the transactions contemplated by this Agreement. NDI
(a) acknowledges that a breach of its covenant contained in this Section 8.2 to convene a meeting of its shareholders and call for a vote with respect to the approval of this Agreement and the Merger will result in irreparable harm to the Corporation which will not be compensable in money damages and (b) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the Corporation for a breach of such covenant.

     SECTION 8.3.  Expenses and Fees.  If the Merger is
not consummated, the parties shall be responsible for all of their own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

     SECTION 8.4.  Agreement to Cooperate.  Subject to
the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to
(a) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (b) effect all necessary registrations, filings and submissions, (c) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) and (d) make timely requests for all necessary information.

     SECTION 8.5.  Public Statements.  The parties (a)
shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, whether or not required by law, and (b) shall not issue any such press release or written public statement prior to such consultation, except as may be required by law, by obligations pursuant to any listing agreement with NASDAQ, or as approved by the Corporation and NDI.

     SECTION 8.6.  Notification of Certain Matters.
The Corporation and NDI each agree to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 8.7.  Execution of Additional Documents.
From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     SECTION 8.8.  Risk of Loss.  Risk of loss, damage
or destruction to any of the assets of NDI shall be upon NDI and the NDI Shareholders until the Closing
Date. In the event of any loss or damage to the assets of NDI between the date hereof and the Closing, NDI shall notify the Corporation of such event at the earlier of one day after such loss or at the Closing.
The proceeds of any claim for loss or damage under insurance policies or otherwise shall be used to fully repair, replace or restore the assets prior to the Closing to a condition at least equivalent to their condition prior to such loss or shall, at the Corporation's option, be paid to the Corporation at the Closing. In the event the damage or loss causes NDI to cease all or any material portion of its operations for any period, the Corporation may, at its option, terminate or defer this Agreement without liability.
If such proceeds are not sufficient for such repair, replacement or restoration, the Corporation may, at or before the Closing, at its option (a) terminate this Agreement without liability or (b) consummate the Merger and waive any claim against NDI Shareholders relating to such damage or loss.

     SECTION 8.9.  Tax-Free Treatment of Merger.  The
Corporation and NDI shall each use its commercially reasonable efforts to cause the Merger to be treated as a tax-free reorganization for federal, state and foreign income tax purposes and agree that this Agreement shall serve as the Plan of Reorganization therefor. Prior to the Merger, the NDI Principal
Shareholders shall not dispose, and have not disposed, of any NDI Shares, or receive any distribution from NDI, in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1.368-1(e).

     SECTION 8.10.  Retention of Employees of NDI and
PSE. The Surviving Corporation in its sole discretion, may decide to terminate the employment of some of the employees of NDI and PSE on or after the Closing Date;
provided, that the NDI Principal Shareholders shall continue to render services to the Surviving
Corporation pursuant to the Principals' Agreements.
The Surviving Corporation shall provide the employees of NDI whose employment with the Surviving Corporation is continued after the Closing Date (in the sole discretion of the Surviving Corporation) (the "Retained
Employees") with stock options under the Corporation's
Incentive Stock Option Plan in an amount that is comparable to those received by similarly situated employees of the Surviving Corporation. The Surviving
Corporation also shall provide the Retained Employees, during their term of employment with the Surviving
Corporation, with employee benefits comparable to those provided by the Surviving Corporation generally to its employees, including medical and dental benefits, life insurance, accidental death and dismemberment insurance, long and short term disability insurance, paid vacation and holidays, personal and sick leave, and participation in a 401(k) Plan, the Corporation's
Employee Stock Purchase Plan and the Corporation's
Incentive Stock Option Plan. All Retained Employees shall sign prior to the Closing the Corporation's standard form of confidentiality agreement, and NDI shall use its best efforts to cause the Retained
Employees to sign such agreements and to accept employment with the Surviving Corporation.
Notwithstanding the provisions of this Section 8.10, the employees of the Surviving Corporation, PSE and NDI shall remain employees "at will" unless otherwise expressly provided in the Principals' Agreements.

     SECTION 8.11.  Sale of Shares Pursuant to
Securities Act. The parties hereto acknowledge and agree that the shares of Corporation Common Stock issuable to the NDI Shareholders pursuant to Article
III, hereof, shall constitute "restricted securities" within the Securities Act. The certificates of Corporation Common Stock shall bear the legends as set forth in Section 3.7, above. It is acknowledged and understood that the Corporation is relying on certain written representations made by each NDI Shareholder.
NDI will use its reasonable best efforts to cause each NDI Shareholder to execute and deliver to the Corporation an Investor Statement.

     SECTION 8.12. Personal Obligations of NDI Officers and Directors. The Corporation shall use its commercially reasonable best efforts to obtain the release of the NDI Principal Shareholders and any current or former directors or employees of NDI from obligations with respect to any liabilities of NDI as of the Closing Date that are not liabilities described by Section 10.2(b)(ii)-(iv), below, and that are owed to any bank, equipment leasing company or taxing authority.

     SECTION 8.13.  Escrow Agreement.    On or before
the Effective Time, the Corporation, the Escrow Agent,
NDI, the NDI Principal Shareholders and the Shareholder
Representative will execute the Escrow Agreement.

     SECTION 8.14.  Compliance with Securities Laws.
The Corporation shall use its best efforts to comply with federal and state laws in connection with the offer or sale of Corporation Common Stock issued under this Agreement, including, without limitation, Rule
10b-5 under the Exchange Act.

                      ARTICLE IX

                      CONDITIONS

     SECTION 9.1.  Conditions to Each Party's
Obligation to Effect the Merger. Unless waived by the parties (provided that disclosure in the Disclosure
Schedules shall not be deemed to be a waiver by any party), the respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     (a)  This Agreement and the transactions
contemplated hereby, as appropriate, shall have been approved and adopted by the requisite vote of the NDI
Shareholders under applicable law;

     (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted);

     (c)  No action shall have been taken, and no
statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

     (d) All material governmental waivers, consents, orders and approvals, domestic or foreign, legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time.

     SECTION 9.2.  Additional Conditions to Obligation
of NDI to Effect the Merger.  Unless waived by NDI
(provided that disclosure in the Corporation Disclosure
Schedule shall not be deemed to be a waiver by NDI), the obligation of NDI to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) The Corporation shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Corporation contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties shall be true and in all respects) on and as of the date made and on and as of the Closing Date;

     (b) Since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Corporation Material Adverse Effect, taken as a whole;

     (c) All waivers, consents, orders, authorizations and approvals required to be obtained by, and all filings required to be made by, the Corporation for the authorization, execution and delivery of this Agreement and the consummation by the Corporation of the transactions contemplated hereby shall have been obtained and made by the Corporation;

     (d) The Corporation shall have delivered to NDI at the Closing the items specified in Section 3.11(c);
and

     (e)  No governmental authority, foreign or
domestic, shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to NDI
Shareholders of the Merger.

In the event that any of the foregoing conditions to Closing shall not have been satisfied, NDI may elect to
(i) terminate this Agreement without liability to NDI or (ii) consummate the transactions contemplated herein despite such failure and waive any claim against the Corporation relating to the failure to satisfy such conditions, except as provided in the following sentence. Regardless of whether NDI elects to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by the Corporation, including, without limitation, the
Corporation's failure to execute and/or deliver any item described pursuant to Section 9.2(d), above, NDI
(or the NDI Shareholders) may seek appropriate remedies for any and all damages, costs and expenses incurred by NDI (or the NDI Shareholders) by reason of such breach including, without limitation, indemnification pursuant to Article X, below.

     SECTION 9.3.  Additional Conditions to Obligations
of the Corporation to Effect the Merger. Unless waived by the Corporation (provided that disclosure in the NDI
Disclosure Schedule shall not be deemed to be a waiver by the Corporation), the obligations of the Corporation to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) NDI shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of NDI contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties shall be true in all respects) on and as of the date made and on and as of the Closing Date;

     (b) Since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a NDI Material Adverse Effect, taken as a whole;

     (c) All waivers, consents, orders, authorizations and approvals required to be obtained by, and all filings required to be made by, NDI for the authorization, execution and delivery of this Agreement and the consummation by NDI of the transactions contemplated hereby shall have been obtained and made by NDI;

     (d)  No governmental authority, foreign or
domestic, shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Corporation of the Merger;

     (e) NDI and/or the NDI Shareholders shall have delivered to the Corporation at the Closing the items specified in Section 3.11(b), above;

     (f) The Corporation's Accountants shall have prepared audited financial statements of NDI as of and for the year ended December 31, 1998, and delivered such financial statements to the Corporation;

     (g) The Corporation must be satisfied, in its reasonable discretion, that the issuance of Corporation
Common Stock hereunder is exempt from registration under federal and state securities laws;

     (h) The Corporation must be satisfied, in its reasonable discretion, that the Surviving Corporation will have on and after the Closing all right, title and interest in and to, free of all liens, claims and encumbrances, all Intellectual Property other than Third Party Intellectual Property;

     (i) There shall be a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to the Corporation, representing each NDI Shareholder who is a U.S. person and not an "accredited investor" as defined in Rule 501 under the Securities Act, and such Purchaser
Representative shall have executed and delivered documentation reasonably satisfactory to the
Corporation;

     (j)  The Corporation must approve, in its
reasonable discretion, the Necessary Creditor
Agreements (including, without limitation, any agreements with the IRS); and

     (k) The Corporation must be satisfied, in its reasonable discretion, that no Material Adverse Change has occurred since the Balance Sheet Date.

In the event that any of the foregoing conditions to Closing shall not have been satisfied, the Corporation may elect to (i) terminate this Agreement without liability to the Corporation or (ii) consummate the transactions contemplated herein despite such failure and waive any claim against NDI, PSE, the NDI Principal
Shareholders or the Shareholder Representative relating to the failure to satisfy such conditions, except as provided in the following sentence. Regardless of whether the Corporation elects to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by NDI or the NDI Principal Shareholders, including, without limitation, the failure of NDI to execute and/or deliver any item described pursuant to Section 9.3(f), above, the Corporation may seek appropriate remedies for any and all damages, costs and expenses incurred by it by reason of such breach, including, without limitation, indemnification pursuant to Article X, below.

                       ARTICLE X

                       INDEMNITY

     SECTION 10.1.  Escrow Fund.

     (a)  Within five (5) days of the final
determination of the Total NDI Value, the Escrow Shares shall be deposited with Marshall & Ilsley Trust Company in Milwaukee, Wisconsin, (or other institution selected by the Corporation with the reasonable consent of NDI) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement. At such time, each NDI Principal Shareholder also shall deposit with the Escrow Agent blank stock powers, duly endorsed in blank, relating to the Escrow Shares. The
Escrow Fund shall be available to compensate
Corporation pursuant to the indemnification obligations of the NDI Principal Shareholders. In the event
Corporation issues any Additional Escrow Shares (as defined in Section 10.1(b), below), such shares and blank stock powers therefor will be delivered to the Escrow Agent in the same manner as the Escrow Shares and stock powers delivered within five (5) days of the final determination of the Total NDI Value.

     (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow
Shares"), which shall be treated pursuant to Section
10.1(a) hereof, and
cash dividends, dividends payable
in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the NDI Principal Shareholders on a pro rata basis.
Each NDI Principal Shareholder will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such NDI Principal
Shareholder so long as such Escrow Shares are held in escrow, and the Corporation will take all reasonable steps necessary to allow the exercise of such rights.
While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the NDI
Principal Shareholders will retain and will be able to exercise all other incidents of ownership of said
Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

     (c)  The Escrow Shares shall be adjusted to
reflect fully the effect of any stock split, reverse stock split, reorganization, recapitalization or any like change with respect to Corporation Common Stock.

     SECTION 10.2.  Indemnification.

     (a) All representations and warranties made by NDI or the NDI Principal Shareholders herein, or in any certificate, NDI Disclosure Schedule or Exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date (sometimes referred to herein as the "Termination Date"). No claim for indemnification made by the Corporation shall be payable from the Escrow Fund unless an Officer's
Certificate is delivered to the Escrow Agent with respect to such claim on or before the Release Date (as defined in Section 10.3(b), below) in accordance with
Section 10.4, hereof. No claim for indemnification made by the Corporation shall be payable after the Release Date unless the Shareholder Representative shall have received notice of such claim from the Corporation on or before the Termination Date.

     (b)  Subject to the limitations set forth in this
Article X, the NDI Principal Shareholders will jointly and severally indemnify and hold harmless the Corporation and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control the Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, expenses
(including, without limitation, legal fees), claims, demands, actions or causes of action, (collectively, "Damages") arising out of:

          (i)  any misrepresentation or breach of or
     default in connection with any of the
     representations, warranties, covenants and agreements given or made by NDI or the NDI
     Principal Shareholders in this Agreement, or any Exhibit to this Agreement or the NDI Disclosure
     Schedule; provided, that with respect to a breach of a representation or warranty contained in
     Article V, above, each NDI Principal Shareholder shall only be obligated to indemnify the Indemnified Persons from and against Damages arising out of such breach if such NDI Principal
     Shareholder breached such representation or warranty,

          (ii)  liabilities of NDI as of the Closing
     Date that are incurred without the prior written consent of the Corporation, are not reflected on the audited balance sheet of NDI as of December
     31, 1998, and have not been incurred by NDI in the ordinary course of business since December 31, 1998, to the extent that such liabilities did not cause a decrease in the Stock Consideration computed in accordance with Sections 3.2(a) and
     (c), above,

          (iii)  damages arising out of any claims
     against NDI, the Corporation and/or the Surviving
     Corporation brought by any NDI Shareholder or former shareholder of NDI in connection with this Agreement, the Merger or such shareholder's ownership prior to the Effective Time of NDI
     Shares, and

          (iv)  any damages owed to third parties
     arising out of the misrepresentations, gross negligence or other misconduct of NDI, PSE and/or any of their present or former employees prior to the Effective Time.

     The Corporation shall act in good faith and in a commercially reasonable manner to mitigate any Damages it may suffer.

     (c) Nothing in this Agreement shall limit the liability in amount or otherwise (i) of any NDI
Shareholder in connection with any breach by such shareholder of any representation or covenant in the Investor Statement, or (ii) of NDI Principal
Shareholders with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

     (d) Nothing in this Agreement shall limit the liability for Damages in amount or otherwise to the Escrow Fund and/or Escrow Shares, and nothing in this Agreement shall limit the Corporation's remedy for Damages to the Escrow Fund and/or Escrow Shares, to the extent that the aggregate indemnification obligations of the NDI Principal Shareholders under Section 10.2 exceed the value of the Escrow Shares and Additional
Escrow Shares in the Escrow Fund (calculated with reference to the Corporation Stock Value), and the Corporation may recover such excess amount from any or all (in the Corporation's discretion) of NDI and the NDI Principal Shareholders. In addition, after the
Release Date, nothing in this Agreement shall limit the liability for Damages in amount or otherwise to the Escrow Fund and/or Escrow Shares. The sole and exclusive remedy of the Corporation for any Damages shall be the indemnification remedy set forth in this
Article X.

     SECTION 10.3.  Escrow Period; Release From Escrow.

     (a) The Escrow Period shall terminate upon the expiration of twelve (12) months after the Effective
Time; provided, however, that a portion of the Escrow
Fund, which, in the reasonable judgment of the Corporation, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in
Section 10.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's
Certificate (as defined in Section 10.4, below) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

     (b) Within three (3) business days after the first anniversary of the Closing Date (the "Release
Date"), the Escrow Agent shall release from escrow to the NDI Principal Shareholders their pro rata portion of the Escrow Shares and Additional Escrow Shares, less with respect to each such shareholder the number of Escrow Shares and Additional Escrow Shares with a value
(as determined pursuant to Section 10.4) equal to (A) such shareholder's pro rata portion of any liability delivered to the Corporation in accordance with Section
10.4 in satisfaction of indemnification claims by Indemnified Persons and (B) such shareholder's pro rata portion of any liability subject to delivery to Indemnified Persons in accordance with Section 10.3(a) with respect to any pending but unresolved indemnification claims of Indemnified Persons. Any
Escrow Shares and Additional Escrow Shares held as a result of clause (B) shall be released to the NDI
Principal Shareholders or released to the Corporation
(as appropriate) promptly upon resolution of each specified indemnification claim involved. Escrow
Shares and Additional Escrow Shares shall be released to the respective NDI Principal Shareholders in proportion to their respective ownership interest in NDI immediately prior to the Effective Time. The
Corporation will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing
Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the NDI Principal
Shareholders (provided that fractional shares may be released and delivered from the Escrow Fund to the Corporation). In lieu of any fraction of an Escrow
Share to which a NDI Principal Shareholder would otherwise be entitled, such holder will receive from the Corporation one (1) share of Corporation Common
Stock.

     (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by a NDI Principal Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such NDI Principal Shareholder, prior to the delivery to such NDI Principal Shareholder of his pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

     (d) The Escrow Agent is hereby granted to power to effect any transfer of Escrow Shares contemplated by this Agreement. The Corporation will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

     SECTION 10.4.  Claims Upon Escrow Fund.  Upon
receipt by the Escrow Agent on or before the Release
Date of a certificate signed by any officer of the Corporation (an "Officer's Certificate") stating (in accordance with the requirements in the Escrow
Agreement) that with respect to the indemnification obligations of the NDI Principal Shareholders set forth in Section 10.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, that date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article X, deliver to the Corporation out of the Escrow Fund, as promptly as practicable, Corporation Common Stock or other assets held in the Escrow Fund having a value equal to such damages. For the purpose of compensating the Corporation for its Damages pursuant to this Agreement, the Corporation Common Stock in the Escrow
Fund shall be valued at the Corporation Stock Value, regardless of any increase or decrease in the value of Corporation Common Stock after the Closing, provided that such value shall be adjusted in the event of a change listed in Section 10.1(c), above. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Corporation shall be disregarded.

     SECTION 10.5.  Objections to Claims.    At the
time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's
Certificate shall be delivered to the Shareholder
Representative and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Corporation Common Stock or other property pursuant to Section 10.4 hereof unless the Escrow Agent shall have received joint written authorization from the Shareholder Representative and the Corporation to make such delivery. After the expiration of such thirty (30) day period the Escrow Agent shall make delivery of the Corporation Common Stock or other property in the Escrow Fund in accordance with Section
10.4 hereof, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to the Corporation prior to the expiration of such thirty (30) day period.

     SECTION 10.6.  Resolution of Conflicts and Arbitration.

     (a) In case the Shareholder Representative shall so object in writing to any claim or claims by the Corporation made in any Officer's Certificate, the Corporation shall have thirty (30) days to respond in a written statement to the objection of the Shareholder
Representative. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholder Representative and the Corporation shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and the Corporation should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Corporation Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

     (b) If no such agreement can be reached after good faith negotiation, either the Corporation or the Shareholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. The
Corporation and the Shareholder Representative shall agree on the arbitrator, provided that if the Corporation and the Shareholder Representative cannot agree on such arbitrator, either the Corporation or Shareholder Representative can request that Resolute
Systems Inc. ("RSI") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement (except in the event that the arbitrator has a conflict of interest with respect to the arbitration), and notwithstanding anything in Section 10.5 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

     (c)  Judgment upon any award rendered by the
arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Milwaukee County, Wisconsin under the commercial rules then in effect of the American Arbitration Association.
For purposes of this Section 10.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the Corporation shall be deemed to be the non-prevailing party unless the arbitrator awards the Corporation more than one-half (1/2) of the amount in dispute; otherwise, the NDI Principal Shareholders shall be deemed to be the Non-Prevailing Party. The
Non-Prevailing Party to an arbitration shall (jointly and severally, if applicable) pay its own expenses, the fees of the arbitrator, any administrative fee of RSI, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

     SECTION 10.7.  Shareholder Representative.

     (a)  R. Gale King shall be constituted and
appointed as agent ("Shareholder Representative") for and on behalf of the NDI Shareholders to give and receive notices and communications, to represent the NDI Shareholders with respect to the determination of the Closing Date Balance Sheet and Total NDI Value, to authorize delivery to the Corporation of the Corporation Common Stock or other property from the Escrow Fund in satisfaction of claims by the Corporation, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten
(10) days' prior written notice to the Corporation. No bond shall be required of the Shareholder
Representative, and the Shareholder Representative shall receive no compensation for his services.
Notices or communications to or from the Shareholder
Representative shall constitute notice to or from each of the NDI Shareholders.

     (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The NDI
Principal Shareholders shall jointly and severally indemnify the Shareholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

     (c) The Shareholder Representative shall have reasonable access to information about NDI and the reasonable assistance of NDI's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholder
Representative shall treat confidentially and not disclose any nonpublic information from or about NDI to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially).

     (d)  The Corporation acknowledges that the NDI
Principal Shareholders may have a conflict of interest with respect to duties as Shareholder Representative, and in such regard each NDI Principal Shareholder has informed the Corporation that he will act in the best interests of the NDI Shareholders.

     SECTION 10.8.  Actions of the Shareholder
Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all NDI Shareholders and shall be final, binding and conclusive upon each such NDI
Shareholder, and the Escrow Agent and the Corporation may rely upon any such decision, act, consent or instruction and are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction.

     SECTION 10.9.  Third Party Claims Resulting in
Indemnification Claim. In the event the Corporation becomes aware of a third-party claim which the Corporation believes may result in a claim for indemnification pursuant to this Article X against NDI or the NDI Principal Shareholders, the Corporation shall notify the Shareholder Representative of such claim, and the Shareholder Representative and the NDI
Principal Shareholders shall be entitled, at their expense, to participate in any defense of such claim.
The Corporation shall have the right in its sole discretion to participate in the defense of any such claim and to settle any such claim. In the event that the Shareholder Representative has consented to any such settlement, the Shareholder Representative shall have no power or authority to object under Section
10.5, Section 10.11 or any other provision of this
Article X to the amount of any claim by the Corporation against the Escrow Fund and/or the NDI Principal
Shareholders for indemnity with respect to such settlement.

     SECTION 10.10.  Indemnification of NDI and the NDI Shareholders.

     (a)  In General.  The Corporation agrees to
indemnify and hold harmless NDI and the NDI
Shareholders and their respective (if applicable) officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control
NDI within the meaning of the Securities Act from and against any and all Damages of or against them resulting from or arising out of (i) any misrepresentation or breach of warranty made by the Corporation in Article IV, (ii) any breach or nonfulfillment of any covenant or agreement which is to be performed by the Corporation under this Agreement or the Ancillary Documents prior to the Closing, or (iii) the Corporation's failure to pay the liabilities reflected on the Closing Date Balance Sheet that caused a decrease in the Stock Consideration computed in accordance with Sections 3.2(a) and (c), above. The sole and exclusive remedy of NDI and the NDI
Shareholders for any such misrepresentation, breach, nonfulfillment or failure shall be, the indemnification remedy set forth in this Section 10.10.

     (b) Survival. All representations and warranties made by the Corporation herein or in any certificate, Corporation Disclosure Schedule or Exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the Termination Date.
No claim for indemnification made by NDI or the NDI
Shareholders shall be payable unless the Corporation shall have received written notice of such claim from the Shareholder Representative on or before the Termination Date.

     (c)  Indemnification of NDI and the NDI
Shareholders with Respect to Third-Party Claims.
Claims for indemnification under this Section 10.10 with respect to third-party claims shall be handled as follows:

          (i)  The Corporation shall, upon receipt of
     written notice of the commencement of a legal proceeding and at its expense, actively and in good faith defend any such legal proceeding in its own name or, if necessary, in the name of NDI and/or the NDI Shareholders, as the case may be; provided, however, that if the legal proceeding involves a matter solely of concern to NDI and/or the NDI Shareholders, as the case may be, in addition to the legal proceeding, such matter shall be within the sole responsibility of NDI and/or the NDI Shareholders, as the case may be, and its or their counsel. NDI and/or the NDI
     Shareholders, as the case may be, will cooperate with and make available to the Corporation such assistance and materials as may be reasonably requested of it or them, and NDI and/or the NDI
     Shareholders, as the case may be, shall have the right, at its and their expense, to participate in the defense.

          (ii) In the event the Corporation shall
     notify NDI and/or the NDI Shareholders, as the case may be, that it disputes any legal proceeding and/or the Corporation shall fail to defend such claim actively and in good faith, then NDI and/or the NDI Shareholders, as the case may be, shall have the right to conduct a defense against such legal proceeding and shall have the right to settle and compromise such legal proceeding only with the consent of the Corporation.

     SECTION 10.11 Procedure Relative to Indemnification from other than Escrow Fund.

     (a) In General. In the event that any party hereto shall have a claim for indemnification pursuant to the terms of this Article X (other than claims upon the Escrow Fund), such party (the "Claiming Party") shall notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim prior to the Termination Date and within sixty (60) days after the Claiming Party first receives knowledge of any claim that it may have pursuant to this Article X; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such failure or unless such notification is given after the

Termination Date.  Such notice shall specify
(i) the nature of the claim, (ii) the basis upon which the claim is made by the Claiming Party and (iii) the Damages incurred by or imposed upon the Claiming Party on account thereof. If such Damages are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Claiming
Party. If the amount is not liquidated, the notice shall so state and, in such event, a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Corporation shall be disregarded.

     (b) Arbitration. Any controversy or dispute arising out of or relating to claims for indemnification under this Section 10.11 shall be settled by a single arbitrator selected by the Corporation and the Shareholder Representative or, if the Corporation and the Shareholder Representative cannot agree on one arbitrator, either the Corporation or the Shareholder Representative can request that RSI select the arbitrator; provided, that if the amount of the damage or loss is at issue in pending litigation with a third party, the arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim for indemnification shall be binding and conclusive upon the parties to this Agreement (except in the event that the arbitrator has a conflict of interest with respect to the arbitration). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Milwaukee County, Wisconsin under the commercial rules then in effect of the American Arbitration Association.
The arbitrator shall also make a decision regarding which party's legal position in any such controversy or dispute is the more substantially correct (the
"Prevailing Party"), and the arbitrator may require the other party to pay the reasonable legal and other professional fees and costs incurred by the Prevailing
Party in connection with such arbitration proceeding and any necessary court action.

     SECTION 10.12  Effect of Insurance.  The
determination of any Damages for which indemnification may be claimed under this Article X shall be net of insurance proceeds, if any, received (but also net of recovery costs and adjusted for any tax incurred as a result of the receipt of such insurance proceeds, reimbursement, funding and indemnification payments) by the Corporation as a result of such Damages; provided, however, that nothing herein shall require the Corporation to maintain any types of insurance coverage after the Closing Date.

     SECTION 10.13  Basket.  The NDI Shareholders shall
not be required to indemnify the Corporation under this
Article X, unless the Corporation's Damages exceed in the aggregate Twenty-Five Thousand Dollars ($25,000)
(the "Basket Amount"); provided, however, that if the Corporation's Damages exceed the Basket Amount, then the Corporation shall have the right to be indemnified for the full amount of such Damages without reference to the Basket Amount.

     SECTION 10.14  No Offset Against Principals'
Agreements. The Corporation shall not have the right to withhold payments due under the Principals'
Agreements in order to offset the Corporation's
Damages.

     SECTION 10.15  Treatment of Indemnity Payments.
Any indemnity payments made pursuant to this Article X shall, to the extent permitted by applicable law, be treated for tax reporting purposes as an adjustment to the Merger Consideration.

     SECTION 10.16  Surviving Corporation.  The use of
the term "Corporation" in this Article X is intended to refer to the Corporation prior to the Effective Time and to the Surviving Corporation on and after the Effective Time.

                      ARTICLE XI

           TERMINATION, AMENDMENT AND WAIVER

     SECTION 11.1.  Termination.  This Agreement may be
terminated by the mutual consent of the parties, or at any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the Merger by the NDI Shareholders, as follows:

     (a)  NDI shall have the right to terminate this Agreement;

          (i) If the Merger does not occur by July 31, 1999, other than on account of delay or default on the part of NDI or any NDI Shareholder;

          (ii) If the Merger is enjoined by a final, nonappealable order of a U.S. court having jurisdiction not entered at the request or with the support of NDI or any of its affiliates or associates; or

          (iii) If the Corporation (A) has breached any representation, warranty or covenant in any material respect and (B) does not cure such default in all material respects within thirty
     (30) days after written notice of such default is given to the Corporation by NDI.

     (b)  The Corporation shall have the right to terminate this Agreement;

          (i) If the Merger does not occur by July 31, 1999, other than on account of delay or default on the part of the Corporation;

          (ii) If the Merger is enjoined by a final, nonappealable order of a U.S. court having jurisdiction not entered at the request or with the support of the Corporation or any of its affiliates or associates;

          (iii)     If NDI (A) has breached any
     representation, warranty or covenant in any material respect and (B) does not cure such default in all material respects within thirty
     (30) days after written notice of such default is given to NDI by the Corporation;

          (iv) If any NDI Principal Shareholder (A) has breached any representation, warranty or covenant of such NDI Principal Shareholder in any material respect and (B) such NDI Principal Shareholder does not cure such default in all material respects within thirty (30) days after written notice of such default is given to such NDI
     Principal Shareholder by the Corporation;

          (v)  The NDI Shareholders do not approve the Merger; or

          (vi) Copies of all of the Necessary Creditor Agreements are not received by the Corporation on or before May 1, 1999.

     SECTION 11.2.  Effect of Termination.  In the
event of termination of this Agreement by either the Corporation or NDI as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Corporation, NDI, the NDI Shareholders, or their respective officers or directors (except as set forth in this Section 11.2 and in Sections 8.1(d), 8.3 and 8.5, all of which shall survive the termination);
provided, however, that nothing in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 11.3.  Amendment.  This Agreement may not
be amended except by action taken by the parties thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

     SECTION 11.4.  Waiver.  At any time prior to the
Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any part hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                      ARTICLE XII

                  GENERAL PROVISIONS

     SECTION 12.1.  Disclosure Schedules.  The
schedules, Items and information set forth in the Corporation Disclosure Schedule and the NDI Disclosure
Schedule (collectively, the

"Disclosure Schedules") in
most cases specifically refer to the Section of this Agreement to which such schedule, Item and information is responsive. Each such schedule, Item and information shall be deemed to have been disclosed with respect to any other Section of this Agreement to which disclosure is applicable if such Section does not reference a specific Item of the Disclosure Schedules.
All capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the applicable party contained in this Agreement (and any attempt to do so shall be null and void and without any effect whatsoever), other than creating exceptions thereto which are responsive to the language of the warranties and representations contained in this Agreement. Any documents attached to the Disclosure Schedules are incorporated in their entirety into the Disclosure
Schedules.


     SECTION 12.2.  Notices. All notices and other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address or facsimile number for a party as shall be specified by like notice):

     (a)  If to the Corporation to:

                    ARI Network Services, Inc.
                    330 East Kilbourn Avenue
                    Milwaukee, Wisconsin  53202-3166
                    Attention:  Mark L. Koczela,
                    Executive Vice President
                    Facsimile Number:  (414) 283-4375

     with a copy to:
                    Godfrey & Kahn, S.C.
                    780 North Water Street
                    Milwaukee, Wisconsin 53202
                    Attention:  Mark C. Witt
                    Facsimile Number:  (414) 273-5198

     (b)  If to NDI or the NDI Shareholders to:

                    Network Dynamics Incorporated
                    2225 South Henry Street
                    Williamsburg, Virginia 23185
                    Attention:  K. Shae Murphy, President
                    Facsimile Number:  (804) 220-5741
     with a copy to:
                    LeClair Ryan, a Professional
                    Corporation
                    707 East Main Street, 11th Floor
                    Richmond, Virginia  23219
                    Attention:  Steven W. Morris
                    Facsimile Number:  (804) 783-2294

     and:
                    R. Gale King, Shareholder
                    Representative
                    5304 Aden Court
                    Williamsburg, Virginia  23188
                    Facsimile Number:  (757) 565-2884

     SECTION 12.3.  Interpretation.  The headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears (a) the words
"herein," "hereof" and "hereunder" and other words of similar impact refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (b) reference to any Article or Section means such Article or Section hereof.

     SECTION 12.4.  Miscellaneous.  This Agreement
(including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder except for rights of indemnified parties under Article X and (c) shall not be assigned or delegated by operation of law or otherwise. THIS
AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING
VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE
STATE OF WISCONSIN APPLICABLE TO CONTRACTS EXECUTED AND
TO BE PERFORMED WHOLLY WITHIN SUCH STATE, REGARDLESS OF
THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE
PRINCIPLES OF CONFLICTS OF LAWS.

     SECTION 12.5.  Counterparts.  This Agreement may
be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

     SECTION 12.6.  Parties In Interest.  This
Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 12.7.  Disclosure Schedules and Exhibits.
All Disclosure Schedules and Exhibits referred to in this Agreement are incorporated by reference herein.

     SECTION 12.8.  Severability.  If any term or other
provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 12.9.  Remedies Cumulative.    Except as
otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     SECTION 12.10.  Rules of Construction.   The
parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     SECTION 12.11.  Survival of Services Agreement.
Notwithstanding Section 12.4(a), above, the Agreement between NDI and the Corporation dated October 29, 1998, pursuant to which NDI is obligated to provide services with a value of One Hundred Thousand Dollars ($100,000) to the Corporation, shall survive execution of this Agreement by the parties hereto and shall remain in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

                              CORPORATION:

                              ARI NETWORK SERVICES, INC.


                              By: /s/Mark L. Koczela
                                 --------------------
                                 Mark L. Koczela

                              Its: Executive Vice President of Business
                                   Development


                              NDI:

                              NETWORK DYNAMICS INCORPORATED


                              By: /s/K. Shae Murphy
                                  ------------------
                                  K. Shae Murphy

                              Its: President


                              NDI PRINCIPAL SHAREHOLDERS:

                              /s/ R. Gale King
                              -----------------
                              R. Gale King


                              /s/K. Shae Murphy
                             --------------------
                              K. Shae Murphy